Exhibit 10.1

CREDIT AGREEMENT
-among-
W LAB ACQUISITION CORP.
as Borrower
-and-
NEXTERA ENTERPRISES, INC.
as Parent Company
-and-
The Several Lenders from Time to Time
Party to this Agreement
-and-
NEWSTAR FINANCIAL, INC.
as Administrative Agent

Dated as of: March 9, 2006

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 2.1	Commitments of Lenders and Applicable Percentages
SCHEDULE 5	Disclosure Schedule
SCHEDULE 10.2	Lending Offices/Notice Addresses

EXHIBITS

EXHIBIT A	Form of Term Note
EXHIBIT B	Form of Revolving Credit Note
EXHIBIT C	Form of Guaranty Agreement
EXHIBIT D	Form of Pledge Agreement
EXHIBIT E	Form of Security Agreement
EXHIBIT F	Form of Intellectual Property Security Agreement
EXHIBIT G	Form of Key Man Life Insurance Assignment
EXHIBIT H	Form of Landlord Consent
EXHIBIT I	Form of Borrowing Request
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Closing Date Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption
EXHIBIT M	Form of Legal Opinion of Special Counsel for Parent Company and Borrower

CREDIT AGREEMENT
     CREDIT AGREEMENT, dated as of March 9, 2006, among W LAB ACQUISITION CORP., a Delaware corporation (hereinafter, together with its successors in title and assigns, called the “Borrower”), NEXTERA ENTERPRISES, INC., a Delaware corporation (hereinafter, together with its successors in title and assigns, called the “Parent Company” and, together with the Borrower, called, collectively, the “Principal Companies” and, singly, a “Principal Company”), the several financial institutions from time to time party to this Agreement as lenders hereunder (collectively, “Lenders” and, individually, a “Lender”), and NEWSTAR FINANCIAL, INC., as the administrative agent for the Lenders (hereinafter, together with its successors as the administrative agent for the Lenders, called the “Administrative Agent”).
     A. The Principal Companies have requested the Lenders to make available to the Borrower senior secured credit facilities in the maximum aggregate principal amount of $15,000,000, consisting of a senior secured term loan facility in the aggregate principal amount of $10,000,000 and a senior secured revolving credit facility in the aggregate principal amount of $5,000,000.
     B. The Lenders have agreed to make available to the Borrower the senior secured credit facilities so requested upon the terms and subject to the conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the parties hereto hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means, in relation to any Person, any transaction, or any series of related transactions, in which such Person (a) acquires any business or all or any substantial part of the Property of any other Person or any division or other business unit thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires ownership or Control of at least a majority (in number of votes) of the voting Equity Interests in any other Person, or (c) directly or indirectly acquires ownership or Control of at least a majority of the Equity Interests of any other Person.
     “Acquisition Documentation” means, collectively, in relation to any Acquisition undertaken and completed or (as the case may be) to be undertaken and completed by any Subsidiary Loan Party: (a) the purchase agreements, merger agreements or other similar Instruments pursuant to which such Acquisition is or (as the case may be) is to be effected; and

(b) all schedules, exhibits, annexes and amendments thereto and all material side letters and agreements affecting the terms thereof or to be entered into in connection therewith.
     “Administrative Agent” means NewStar Financial, Inc., acting in its capacity as the administrative agent for the Lenders and other Secured Parties under the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such Person; provided, however, that, for purposes of this Agreement and the other Loan Documents: (a) Mounte LLC and its Affiliates shall be deemed to be an Affiliate of the Borrower and each of the Subsidiary Guarantors; (b) the Parent Company shall be deemed to be an Affiliate of the Borrower and each of the Subsidiary Guarantors; (c) each of the Excluded Subsidiaries shall be deemed to be an Affiliate of the Borrower and each of the Subsidiary Guarantors; (d) the Borrower shall not be deemed to be an Affiliate of any of the Subsidiary Guarantors; (e) none of the Subsidiary Guarantors shall be deemed to be an Affiliate of the Borrower or any of the other Subsidiary Guarantors; and (f) none of the Lenders or the Administrative Agent shall be deemed to be an Affiliate of the Parent Company, the Borrower or any of their Subsidiaries.
     “Affiliate Transaction” means any of the following transactions or arrangements: (a) the making by the Borrower or any of the Subsidiary Guarantors of any payment or prepayment (whether of principal, premium, interest or any other sum) of or on account of, or any payment or other distribution by the Borrower or any of the Subsidiary Guarantors on account of the redemption, repurchase, defeasance or other acquisition for value of, any Indebtedness of any kind whatsoever (i) of any Affiliates of the Borrower, or (ii) of the Borrower or any of the Subsidiary Guarantors to any Affiliates of the Borrower; (b) the making of any loans, advances or other Investments of any kind whatsoever by the Borrower or any of the Subsidiary Guarantors to or in any Affiliates of the Borrower or to or in any holder of any Indebtedness described in clause (a) of this definition; (c) the Disposition by the Borrower or any of the Subsidiary Guarantors of all or any part of its Property to, or for the direct or indirect benefit of, any Affiliates of the Borrower; (d) the incurrence by the Borrower or any of the Subsidiary Guarantors of any Indebtedness to any Affiliates of the Borrower; (e) the declaration or payment by the Borrower or any of the Subsidiary Guarantors of any dividends or other distributions on account of, or the making by the Borrower or any of the Subsidiary Guarantors of any payment or other distribution on account of the purchase, repurchase, redemption or other acquisition for value of, any Equity Interests or Securities of any Affiliates of the Borrower; (f) the payment, or (as the case may be) the reimbursement, by the Borrower or any of the Subsidiary Guarantors to any Affiliates of the Borrower of any fees, commissions, costs or expenses of any kind; or (g) any other transaction or Contractual Obligation between any Affiliates of the Borrower, on the one hand, and the Borrower, on the other hand, or between any Affiliates of the Borrower, on the one hand, and any of the Subsidiary Guarantors, on the other hand.
     “Agent Fee Letter” has the meaning specified in Section 2.9(b).
     “Aggregate Term Commitment” means the combined Term Commitments of all of the Term Lenders, in the initial aggregate amount of $10,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Aggregate Revolving Commitment” means the combined Revolving Commitments of all of the Revolving Lenders, in the initial aggregate amount of $5,000,000, as such amount may be reduced from time to time pursuant to this Agreement.
     “Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time, and the schedules and exhibits hereto.
     “Amount” means, with respect to any Acquisition, all consideration paid or payable in respect thereof, including consideration in the form of cash, Equity Interests and other Property (all as valued at the time of such Acquisition), and the assumption of Indebtedness or other obligations or liabilities; provided, however, that, for purposes of this Agreement and the other Loan Documents, consideration in the form of Permitted Equity Interests of the Parent Company shall not be included in the determination of the Amount of any Acquisition.
     “Anticipated Reinvestment Amounts” means, with respect to any Reinvestment Election, the aggregate amount specified by the Borrower in one or more written notices furnished to the Administrative Agent from time to time within ninety (90) days after delivery of the related Reinvestment Notice as the aggregate amount of the Net Cash Proceeds from the related Reinvestment Event that the Borrower intends to use, or (as the case may be) intends to cause one or more Subsidiary Guarantors to use, to purchase, construct or otherwise acquire Reinvestment Assets.
     “Applicable Law” means, in relation to any Person or its Property, statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, and orders, requests, directives, instructions and notices of any Governmental Authority, in each case, applicable to or binding upon such Person or any of its Property and having the force of law.
     “Applicable Margin” means, with respect to any of the Loans, a percentage, per annum, determined by reference to the Consolidated Adjusted Leverage Ratio with respect to the Parent Company and its Subsidiaries in effect from time to time, all as set forth in the Pricing Grid below:
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

PRICING GRID
Consolidated
Adjusted Leverage	Base Rate	Eurodollar
Ratio	Loans	Rate Loans
> 3.00:1.00	2.500%	3.750%
≤ 3.00:1.00
> 2.50:1.00	2.250%	3.500%
≤ 2.50:1.00
≥ 1.50:1.00	2.000%	3.250%
< 1.50:1.00	1.750%	3.000%
     The “Applicable Margin” shall be determined by reference to the Consolidated Adjusted Leverage Ratio with respect to the Parent Company and its Subsidiaries set forth in the most recent Compliance Certificate delivered pursuant to Section 6.2(a). Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Adjusted Leverage Ratio shall be effective as of the first Business Day after the date on which the Administrative Agent shall have received a Compliance Certificate pursuant to Section 6.2(a). Promptly following receipt of the applicable information as and when required under Section 6.2(a), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. For purposes of this Agreement, the Applicable Margin during the period beginning on the Closing Date and ending the first Business Day after the date on which the Administrative Agent shall receive a Compliance Certificate for the Fiscal Year ending December 31, 2006 shall be determined on the basis of a Consolidated Adjusted Leverage Ratio with respect to the Parent Company and its Subsidiaries greater than 3.00:1.00.
     “Asset Sale” means any direct or indirect Disposition (including any Disposition of all or any part of the Borrower or any Subsidiary Guarantor by or through the issue or sale of any Equity Interests of the Borrower or any such Subsidiary Guarantor, and also including any Disposition pursuant to a sale and leaseback transaction), whether in a single transaction or in a series of related transactions, by any Loan Party of any businesses or Property of any Loan Party, whether now owned or from time to time hereafter created, arising or acquired, including Equity Interests (including Equity Interests of any such Loan Party, but excluding Equity Interests of the Parent Company); provided, however, that the term “Asset Sale” shall not include any Permitted Dispositions.
     “Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in or substantially in the form of Exhibit L or any other form approved by the Administrative Agent.

     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external legal counsel actually incurred or sustained, and, without duplication, the reasonable allocated cost of internal legal counsel and other internal legal services, and all reasonable disbursements of internal legal counsel and other internal legal services.
     “Attributable Indebtedness” means, as at any date, (a) in respect of any Capital Lease of any Person, the Capitalized Lease Obligations with respect thereto, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as at such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
     “Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination in full of the Revolving Commitments pursuant to Section 2.4, and (c) the date of termination in full of the Revolving Commitments pursuant to Section 8.2.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
     “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the “prime rate” in effect for such day. As used herein, the term “prime rate” means the rate of interest identified and published by Bloomberg Professional Service on the PRIME Page as the “Bloomberg Prime Rate,” as in effect from time to time, or, if no “Bloomberg Prime Rate,” then the interest rate identified and published by Bloomberg Professional Service as the “Prime Rate”. The “prime rate” is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Each change in the “prime rate” shall be effective from and including the date on which such change is identified and published by Bloomberg Professional Service on the PRIME Page.
     “Base Rate Loan” means any Loan that bears interest at an interest rate based on the Base Rate.
     “Borrower” has the meaning specified in the Preamble hereto.
     “Borrower Overhead Expense Items” has the meaning specified in Section 7.6(c).
     “Borrowing” means any borrowing hereunder consisting of simultaneous Loans of the same Type (and, in the case of Eurodollar Rate Loans, having the same Interest Period) made to the Borrower on the same Borrowing Date by the Lenders pursuant to Section 2.1.
     “Borrowing Date” means, in relation to any Loan, the date on which the Borrowing of such Loan is disbursed to the Borrower.
     “Borrowing Request” means any request by the Borrower for a Borrowing or (as the case may be) for a continuation or conversion in accordance with Section 2.2 or Section 2.3 and in or substantially in the form of Exhibit I or any other form approved by the Administrative Agent.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the State where the Administrative Agent’s Office is located, and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
     “Capital Assets” means, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to Property, plant or equipment on the balance sheet of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and, including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person).
     “Capital Lease” has the meaning specified in the definition of the term “Capital Lease Obligations”.
     “Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangements conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (each, a “Capital Lease”) on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof that would appear on the balance sheet of such Person prepared as at such time in accordance with GAAP.
     “Change in Control” means any event or series of related events as a result of which: (a) Persons in the Existing Investor Group shall collectively cease to be “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (whether directly, or indirectly through one or more intermediaries) of (i) voting Equity Interests in the Parent Company having more than fifty-one percent (51%) of the combined total voting power of all classes of Equity Interests in the Parent Company, or (ii) Equity Interests in the Parent Company entitled, upon any voluntary or involuntary liquidation of the Parent Company, to more than twenty-one percent (21%) of all assets of the Parent Company then available for distribution to holders of the Equity Interests as such; (b) a majority of the members of the Board of Directors of the Parent Company shall cease to constitute Continuing Directors; (c) the Parent Company shall cease to own and Control (both legally and beneficially) one hundred percent (100%) of all of the issued and outstanding Equity Interests in the Borrower; or (d) Millin shall, at any time prior to the fourth anniversary of the Closing Date and for any reason, except for termination for cause or by reason of his resignation or his other voluntary action, death or disability, (i) cease to be a member of the Board of Directors of the Parent Company, or (ii) cease to be employed by the Borrower as the chief executive officer of the Borrower, and, within one hundred and twenty (120) days after the occurrence of such event, the Board of Directors of the Borrower shall not have appointed a new chief executive officer of the Borrower approved by the Administrative Agent and Required Lenders.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Closing Date” means the Borrowing Date on which the first Credit Extensions are made or to be made by the Lenders to the Borrower hereunder.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, any and all assets and rights and interests in or to Property of each of the Principal Companies and the other Loan Parties on which any Liens are granted or purported to be granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents.
     “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreements, the Key Man Life Insurance Assignment, and all other Security Instruments executed and delivered to the Administrative Agent on the date hereof or from time to time thereafter by any of the Principal Companies or Subsidiary Guarantors pursuant to any of the Loan Documents.
     “Commitment” means, for each Lender, its Term Commitment or Revolving Commitment, as the context may require.
     “Compliance Certificate” means a Compliance Certificate, in or substantially in the form of Exhibit J or otherwise in such other form as shall from time to time be agreed by the Principal Companies and the Administrative Agent in accordance with the terms of this Agreement, duly executed by a Responsible Officer of each Principal Company and delivered pursuant to Section 6.2(a) or (as the case may be) other provisions of this Agreement.
     “Consolidated Adjusted Leverage Ratio” means, in relation to the Parent Company and its Subsidiaries as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt of the Parent Company and its Subsidiaries as of such date, to (b) Consolidated EBITDA of the Parent Company and its Subsidiaries for the Measurement Period ending on such date.
     “Consolidated Capital Expenditures” means, in relation to any Person and its Subsidiaries for any period, all Capital Expenditures by such Person and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated Cash Interest Expense” means, in relation to any Person and its Subsidiaries for any period, Consolidated Interest Expense of such Person and its Subsidiaries for such period, but excluding, to the extent otherwise included therein, interest expense to the extent not paid and not required to be paid in cash in such period, all as determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” means, in relation to any Person and its Subsidiaries for any period, Consolidated Net Income of such Person and its Subsidiaries for such period, plus,

without duplication, and only to the extent reflected as a charge in the statement of, or otherwise deducted in calculating, such Consolidated Net Income for such period, the sum of (a) all Federal, state, local and foreign income tax expense (including, without limitation, any franchise taxes imposed in lieu of income taxes), plus (b) Consolidated Interest Expense, amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus (c) depreciation and amortization expense, plus (d) amortization of intangibles (including, without limitation, goodwill) and organization costs, plus (e) foreign exchange losses, plus (f) all non-cash inventory step-up expense recognized in conjunction with purchase price accounting adjustments made or to be made in connection with the WL Acquisition, plus (g) all non-cash impairment of assets (tangible and intangible) and related non-cash charges, plus (h) non-cash charges and expenses related to stock-based compensation awards made by the Parent Company and its Subsidiaries, plus (i) non-cash dividends or other distributions in the form of Permitted Equity Interests of the Parent Company made with respect to preferred stock of the Parent Company, plus (j) non-cash rental charges and expenses, plus (k) all non-cash reorganization expenses and charges incurred in connection with any Permitted Acquisition, but only if and to the extent approved by the Administrative Agent, plus (l) charges and expenses relating to projected synergies anticipated to result from any Permitted Acquisition, but only if and to the extent approved by the Administrative Agent, plus (m) any other non-cash charges or expenses or non-cash losses (including non-cash charges and expenses incurred or sustained in connection with Permitted Acquisitions and non-cash losses on Dispositions of assets outside of the ordinary course of business), plus (n) any other extraordinary, unusual or non-recurring expenses which do not represent a cash item in such period or any future period, and minus, without duplication, and only to the extent included in the statement of, or otherwise included in calculating, such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business), plus (ii) foreign exchange gains, plus (iii) any other non-cash income, all as determined on a consolidated basis and in accordance with GAAP. For purposes of calculating the Consolidated EBITDA, the Consolidated Leverage Ratio, and the Consolidated Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the Measurement Periods ending June 30, 2006, September 30, 2006 and December 31, 2006, the Consolidated EBITDA of the Borrower and its Subsidiaries for periods falling prior to the Closing Date shall be determined on a pro forma basis, and, for purposes of making such calculations, the pro forma Consolidated EBITDA of the Borrower and its Subsidiaries for the period beginning on January 1, 2006 and ending on the Closing Date shall be the Consolidated EBITDA of the WL Seller for such period as adjusted by also adding to Consolidated Net Income of the WL Seller for such period (using the same methodology as that described in the last sentence of Section 4.1(g)) the Permitted EBITDA Addback Adjustments (as defined in Section 4.1(g)) for such period, and the pro forma Consolidated EBITDA of the Borrower and its Subsidiaries for the Fiscal Quarters ending prior to January 1, 2006 shall be deemed to be as follows:

Pro Forma
Fiscal Quarter	Consolidated
Ending	EBITDA
12/31/05	$967,300
09/30/05	$863,700
For purposes of calculating the Consolidated Adjusted Leverage Ratio of the Parent Company and its Subsidiaries for the Measurement Period ending December 31, 2006, the pro forma Consolidated EBITDA of the Parent Company and its Subsidiaries for the Fiscal Quarter ending March 31, 2006 shall be deemed to be equal to 1/3rd of the Consolidated EBITDA of the Parent Company and its Subsidiaries for the period beginning April 1, 2006 and ending December 31, 2006. For purposes of calculating the Consolidated Adjusted Leverage Ratio of the Parent Company and its Subsidiaries for any Measurement Period ending on or after December 31, 2006, the Consolidated EBITDA of the Parent Company and its Subsidiaries for any such Measurement Period shall be adjusted by also adding to Consolidated Net Income of the Parent Company and its Subsidiaries for such period, but only to the extent reflected as a charge in the statement of such Consolidated Net Income for such period (and without duplication of any of the items of cost and expense already added to Consolidated Net Income in accordance with the definition of the term “Consolidated EBITDA”), all of the Parent Company’s corporate overhead costs and expenses and other costs and expenses not otherwise added to Consolidated Net Income pursuant to clauses (a) through (n) of the definition of the term “Consolidated EBITDA”; provided, however, that such adjustment shall be made for any Measurement Period only if the aggregate amount of the unrestricted cash and cash equivalents of the Parent Company (determined on a stand-alone basis) as at the last day of such Measurement Period is greater than fifty-five percent (55%) of the aggregate amount of all of such corporate overhead and other costs and expenses for such Measurement Period.
     “Consolidated Excess Cash Flow” means, for any Fiscal Year of the Borrower, (a) the Consolidated EBITDA of the Subsidiary Loan Parties for such Fiscal Year, minus (b) the sum, without duplication, of: (i) the aggregate amount of all voluntary prepayments of Revolving Loans during such Fiscal Year, but only if and to the extent that the principal amounts so prepaid cannot be reborrowed by the Borrower as a result of a permanent reduction or termination of the Revolving Commitments; (ii) the aggregate amount of all voluntary prepayments of Term Loans during such Fiscal Year; (iii) without duplication of any items in clause (i) or clause (ii), Consolidated Fixed Charges of the Subsidiary Loan Parties for such Fiscal Year; (iv) only if and to the extent reflected as a charge in arriving at Consolidated Net Income and Consolidated EBITDA or capitalized on the balance sheet in accordance with GAAP for such Fiscal Year, fees, costs, expenses and other charges paid in cash during such Fiscal Year in connection with the implementation of Permitted Acquisitions; (v) the WL Earn-Out Amount, if any, payable by the Borrower for such Fiscal Year; and (vi) the sum of $500,000.
     “Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA of the Subsidiary Loan Parties for the Measurement Period ending on such date, to (b) Consolidated Fixed Charges of the Subsidiary Loan Parties for such Measurement Period.

     “Consolidated Fixed Charges” means, in relation to any Person and its Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense of such Person and its Subsidiaries for such period, plus (b) the aggregate amount paid or required to be paid in cash in respect of income taxes by such Person or any of its Subsidiaries on a consolidated basis during such period, plus (c) Consolidated Capital Expenditures of such Person and its Subsidiaries for such period, plus (d) all regularly scheduled payments required to be made during such period on account of principal of Indebtedness of such Person or of any of its Subsidiaries (including regularly scheduled principal payments in respect of the Loans, and also including the principal component of any scheduled payments in respect of Capital Lease Obligations), plus (e) the aggregate amount of all Restricted Payments paid in cash by such Person and its Subsidiaries during such period (determined on a consolidated basis), other than (in the case of the Borrower and the other Subsidiary Loan Parties) the aggregate amount of all such Restricted Payments so paid (determined on a consolidated basis) that constitute Borrower Overhead Expense Items reflected as a charge in the statement of, or otherwise deducted in calculating, Consolidated Net Income of the Borrower and the other Subsidiary Loan Parties, plus (f) foreign exchange losses during such period, and minus (g) foreign exchange gains during such period, all as determined for such period on a consolidated basis in accordance with GAAP. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the Measurement Periods ending June 30, 2006, September 30, 2006 and December 31, 2006, Consolidated Fixed Charges shall mean: (i) for the three-month period ending June 30, 2006, the product of (A) the Consolidated Fixed Charges for such period, multiplied by (B) four; (ii) for the six-month period ending September 30 2006, the product of (A) the Consolidated Fixed Charges for such period, multiplied by (B) two; and (iii) for the nine-month period ending December 31, 2006, the quotient obtained by dividing (A) the Consolidated Fixed Charges for such period, by (B) 0.75. For purposes of calculating Consolidated Fixed Charges of any Person and its Subsidiaries for any period, the Consolidated Capital Expenditures of such Person and its Subsidiaries for such period shall not include: (1) any Capital Expenditures made in such period with the proceeds from the issue of any Permitted Equity Interests of the Parent Company; (2) expenditures made in such period in connection with the replacement, substitution or restoration of assets (A) if and to the extent financed with Indebtedness incurred by such Person and its Subsidiaries or from insurance proceeds received on account of any loss of or damage to the assets being replaced or restored, or (B) with awards of compensation arising from the taking or the threat of taking by eminent domain or condemnation of the assets being replaced; (3) the purchase price of equipment that is purchased in such period simultaneously with the trade-in of existing equipment, but only if and to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; or (4) the purchase of plant, property and equipment made in such period and within 365 days of any Disposition, but only up to the amount of the proceeds of such Disposition.
     “Consolidated Interest Expense” means, in relation to any Person and its Subsidiaries for any period, (a) interest expense on all Indebtedness of such Person or of any of its Subsidiaries for such period, whether paid or accrued, all as determined on a consolidated basis in accordance with GAAP, and including (only if and to the extent included in interest expense for such period in accordance with GAAP): (i) interest expense in respect of Indebtedness (including the Obligations); (ii) the interest component of Capital Lease Obligations; (iii) commissions, discounts and other fees and charges payable in connection with letters of credit and bankers’ acceptances; and (iv) the net payment, if any, payable in connection with Swap Contracts, less the net credit, if any, received in connection with Swap Contracts; less (b) interest income of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP. For purposes of calculating the Consolidated Fixed Charge

Coverage Ratio of the Borrower and its Subsidiaries for the Measurement Periods ending June 30, 2006, September 30, 2006 and December 31, 2006, Consolidated Interest Expense shall mean: (i) for the three-month period ending June 30, 2006, the product of (A) the Consolidated Interest Expense for such period, multiplied by (B) four; (ii) for the six-month period ending September 30, 2006, the product of (A) the Consolidated Interest Expense for such period, multiplied by (B) two; and (iii) for the nine-month period ending December 31, 2006, the quotient obtained by dividing (A) the Consolidated Interest Expense for such period, by (B) 0.75.
     “Consolidated Leverage Ratio” means, in relation to any Person and its Subsidiaries as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt of such Person and its Subsidiaries as of such date, to (b) Consolidated EBITDA of such Person and its Subsidiaries for the Measurement Period ending on such date.
     “Consolidated Net Income” means, in relation to any Person and its Subsidiaries for any period, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Debt” means, in relation to any Person and its Subsidiaries as at any date, the aggregate amount of all of the Indebtedness of such Person and its Subsidiaries as at such date, determined on a consolidated basis. For purposes of calculating the Consolidated Total Debt of the Parent Company as of any date, there shall be excluded the Indebtedness of Nextera Business Performance Solutions Group, Inc.
     “Continuation Date” means any date on which a Eurodollar Rate Loan is to be continued as a Eurodollar Rate Loan for a further Interest Period, in each case, in accordance with the provisions of Section 2.3.
     “Continuing Director” means (a) any member of the Board of Directors of the Parent Company who was a member of the Board of Directors of the Parent Company on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of the Parent Company after the Closing Date if the election or nomination of such individual was approved, whether directly or indirectly, by (i) individuals referred to in clause (a), constituting at the time of such election or nomination at least a majority of the Board of Directors of the Parent Company, or (ii) individuals referred to in clause (a) or clause (b)(i), constituting at the time of such election or nomination at least a majority of the Board of Directors of the Parent Company.
     “Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any material agreement, Instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Conversion Date” means any date on which a Base Rate Loan is converted to a Eurodollar Rate Loan, or a Eurodollar Rate Loan is converted to a Base Rate Loan, in each case, in accordance with the provisions of Section 2.3.

     “Covenant Determination Date” means, at any particular time, the last day of the then most recent Fiscal Quarter for which financial statements of the Parent Company and the Borrower have been furnished to the Administrative Agent pursuant to Section 6.1(a) or Section 6.1(b).
     “Credit Extension” means any Borrowing made or to be made to the Borrower upon the terms and subject to the conditions contained in this Agreement.
     “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or other similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day after the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day after the date when due, unless the subject of a good faith dispute, or (c) has become the subject of any Insolvency Proceeding.
     “Deposit Account” means any deposit, securities, investment or other similar account at any time or from time to time maintained by any of the Principal Companies or their Subsidiaries with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person.
     “Disclosure Schedule” means Schedule 5, dated as of the Closing Date, prepared and completed by the Parent Company and the Borrower, and delivered by the Parent Company and the Borrower to the Administrative Agent in connection with this Agreement and identified as the “Disclosure Schedule”.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is not a Foreign Subsidiary of that Person.
     “Eligible Assignee” means any United States person (as defined in Section 7701(a)(30) of the Code) that is (a) a Lender, (b) an Affiliate of a Lender, or (c) another Person (other than a natural person) approved, unless an Event of Default has occurred and is continuing, by (i) the Administrative Agent, and (ii) the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any of the Principal Companies or their Affiliates or Subsidiaries.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions or grants, in each case issued, promulgated or entered into by any Governmental Authority, relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Principal Companies or the Subsidiary Guarantors directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with any of the Principal Companies within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Principal Companies or ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Principal Companies or ERISA Affiliates from a Multiemployer Plan under Section 4203 or 4205 of ERISA or notification that a Multiemployer Plan is in reorganization under Section 4241 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Principal Companies or ERISA Affiliates.
     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
     “Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 — Eurodollar Reserve Percentage

     Where,
     “Eurodollar Base Rate” means, for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%), the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Bloomberg Professional Service Page BBAM 1 (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available for any reason, then the “Eurodollar Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by the Administrative Agent to be the offered rate on such other page or other service that displays BBA LIBOR for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period. If such rate is not available for any reason, then the “Eurodollar Base Rate” for such Interest Period (rounded upwards, as necessary, to the nearest 1/100 of 1%) shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Reference Bank and with a term equivalent to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means any Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” has the meaning specified in Section 8.1.
     “Excess Cash Flow Application Date” means, with respect to each Fiscal Year (beginning with the 2006 Fiscal Year), the earlier of (a) the fifteenth day after the date on which the Administrative Agent shall receive from the Principal Companies the audited consolidated financial statements of the Parent Company and its Subsidiaries for such Fiscal Year, or (b) April 30 of the next Fiscal Year.
     “Excluded Subsidiaries” means, collectively, Nextera Business Performance Solutions Group, Inc., Nextera Canada Co., and Nextera Economics, Inc.
     “Excluded Taxes” means, collectively, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligations of any of the Principal Companies hereunder, (a) taxes (including interest, penalties and additions to taxes) imposed on or measured by its overall net income or net profits (howsoever denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or by any jurisdiction (or any political subdivision thereof) in which such recipient is otherwise engaged in a trade or business, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any of the Principal Companies is located, (c) any withholding or backup withholding taxes imposed on amounts payable to any Lender at the time it becomes a party hereto (or designates a new lending office), and (d) any withholding or backup withholding taxes attributable to the failure or inability of the Administrative Agent or a Lender (other than as a result of any Change in Law) to comply with its obligations under Section 3.1(e).
     “Existing Assumed Indebtedness” means Indebtedness, in the unpaid principal amount of $1,000,000, arising under a Promissory Note and Security Agreement by and between American Business Bank and WL Seller, and assumed by the Borrower in connection with the WL Acquisition.
     “Existing Deposit Accounts” has the meaning specified in Section 5.20.
     “Existing Indebtedness” has the meaning specified in Section 5.14(a).
     “Existing Investor Group” means, any and all of the following Persons and each of their Affiliates (other than the Borrower, the Parent Company and their Subsidiaries): (a) Mounte LLC; (b) Millin; (c) the Millin Trust; (d) Weiss; (e) the Weiss Trust; and (f) WL Seller.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates (rounded upward, if necessary, to a whole multiple of 1/8th of 1%) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/8th of 1%) charged to the Reference Bank on such day on such transactions, all as determined by the Administrative Agent.
     “Fee Mortgage” means, collectively, each of the mortgages, deeds to secure debt and deeds of trust, each in form and substance reasonably satisfactory to the Administrative Agent, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent with respect to any fee interest in any Real Property owned by any of the Loan Parties.
     “Fees” means, collectively, (a) the Revolving Commitment Fees, and (b) all other fees payable to any of the Lenders or the Administrative Agent from time to time pursuant to Section 2.9 or any other provisions of this Agreement or any of the other Loan Documents.
     “Final Maturity Date” means March 31, 2011.
     “Financing Event” has the meaning specified in the definition of the term “Net Issuance Proceeds”.
     “Fiscal Quarter” means any fiscal quarter of any Fiscal Year of the Parent Company or (as the case may be) the Borrower.
     “Fiscal Year” means the fiscal year of the Parent Company or (as the case may be) the Borrower ending on December 31 of each calendar year.
     “Foreign Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is organized under the laws of a jurisdiction other than the United States of America or any of the States (or the District of Columbia) thereof.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization; and, in each case, any agreement,

Instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any Property of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee, within the meaning of clause (a) of this definition, shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The amount of any Guarantee, within the meaning of clause (b) of this definition, shall be deemed to be an amount equal to the lesser of (A) the amount of the Indebtedness or other obligation secured by such Lien, or (B) the fair market value of the Property subject to such Lien. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, the Parent Company, the Borrower and the Subsidiary Guarantors.
     “Guaranty Agreement” means the Guaranty Agreement, in or substantially in the form of Exhibit C, pursuant to which, in accordance with the terms of this Agreement, the Parent Company, the Borrower and all Domestic Subsidiaries of the Parent Company and the Borrower shall guaranty the payment and performance of all of the Obligations.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Historical Financial Statements” means, collectively, (a) the audited balance sheet of the WL Seller for its fiscal year ended December 31, 2005, and the related audited statements of income, retained earnings and cash flows for the fiscal year of the WL Seller ended December 31, 2005, including the notes thereto, and (b) the unaudited consolidated balance sheet of the Parent Company as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the Fiscal Year of the Parent Company ended December 31, 2005.
     “Indebtedness” means, as to any Person at any particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar Instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar Instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which the invoice in respect of such trade account payable was received); (e) indebtedness (excluding prepaid interest thereon) secured by any Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, if recourse to such Person for such indebtedness is limited to the Property subject to such Lien, then such indebtedness shall constitute Indebtedness of such Person solely to the extent of the lesser of (i) the amount of Indebtedness secured by such Lien, or (ii) the fair market value of the Property subject to such Lien); (f) Capital Lease Obligations and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of any redeemable preferred Equity Interests, at the greater of the voluntary or involuntary liquidation preference thereof plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.4(b).

     “Information” has the meaning specified in Section 10.7.
     “Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangements in respect of its creditors, generally; in each case, undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.
     “Instrument” means any written contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.
     “Intellectual Property Security Agreements” means, collectively, the Intellectual Property Security Agreements, in or substantially in the form of Exhibit F, to be executed and delivered by the Borrower and the Subsidiary Guarantors.
     “Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each calendar quarter and also the Final Maturity Date, and (b) with respect to each Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and also the date on which such Eurodollar Rate Loan shall be repaid or prepaid; provided, however, that, if any Interest Period for any Eurodollar Rate Loan exceeds three (3) months, then also the date which falls three (3) months after the beginning of such Interest Period, and, if applicable, the last day of each three-month interval thereafter, shall also be an “Interest Payment Date”.
     “Interest Period” means, in relation to any Eurodollar Rate Loan, the period commencing on the applicable Borrowing Date or any Conversion Date or Continuation Date with respect thereto and ending on the date one, two, three or six months thereafter, as selected or deemed to be selected by the Borrower in its Borrowing Request; provided, however, that: (a) if any Interest Period would otherwise end on a day which is not a Business Day, then such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month which is one, two, three or six months, as the case may be, after the calendar month in which such Interest Period began; and (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Credit Maturity Date, and no Interest Period for any Term Loan shall extend beyond the Final Maturity Date.
     “Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person, including any investment made by means of (a) the purchase of Equity Interests in or other Securities of another Person, or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Key Man Life Insurance Assignment” means the Key Man Life Insurance Assignment, in or substantially in the form of Exhibit G, to be executed and delivered by the Borrower and the Parent Company.
     “Key Man Life Insurance Policies” means, collectively, all life insurance policies, owned by the Borrower or the Parent Company, on the life of Millin.
     “Landlord Consent” means, in relation to any Leased Property, a Landlord Consent, in or substantially in the form of Exhibit H, to be executed and delivered to the Administrative Agent by the lessor or landlord of such Leased Property.
     “Leased Property” means all Real Property that is leased (as lessee or tenant) or otherwise occupied pursuant to an easement by any of the Principal Companies or the Subsidiary Guarantors, in each case, together with all fixtures and appurtenances thereon.
     “Leasehold Mortgage” means, collectively, each of the mortgages, deeds to secure debt and deeds of trust, each in form and substance reasonably satisfactory to the Administrative Agent, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent with respect to any leasehold interest of any of the Principal Companies or their Subsidiaries in any Real Property.
     “Lender” has the meaning specified in the Preamble hereto.
     “Lender Counterparties” means, collectively, any Persons that are from time to time party to any Specified Swap Agreements, so long as such Persons were Lenders or Affiliates of any Lenders at the time such Persons became party to any of such Specified Swap Agreements.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means any extension of credit by any Lender to the Borrower pursuant to Article 2 and shall include any Term Loan or Revolving Loan.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents, the Agent Fee Letter, the Specified Swap Agreements and

all other agreements, Instruments or certificates (a) executed and delivered by any of the Loan Parties and governing, evidencing or securing all or any part of any of the Obligations or other liabilities of any of the Loan Parties under this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents, the Specified Swap Agreements or any of the other Loan Documents, or (b) otherwise executed and delivered by any of the Loan Parties pursuant to or in connection with this Agreement, the Notes, the Guaranty Agreement, any of the Collateral Documents, the Specified Swap Agreements or any of the other Loan Documents.
     “Loan Parties” means, collectively, the Borrower, the Parent Company and the Subsidiary Guarantors.
     “Material Adverse Effect” means (a) any material adverse change in, or any material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or results of operations of the Loan Parties, taken as a whole; or (b) any material impairment of the ability of any of the Principal Companies to perform its Obligations under any Loan Document to which it is a party.
     “Measurement Period” means any period of four consecutive Fiscal Quarters of the Parent Company or (as the case may be) the Borrower.
     “Millin” means Joseph J. Millin, an individual.
     “Millin Employment Agreement” means the Employment Agreement, dated on or about the Closing Date by and among the Principal Companies and Millin.
     “Millin Trust” has the meaning specified for that term in the WL Purchase Agreement.
     “Mortgages” means, collectively, the Fee Mortgages and the Leasehold Mortgages.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any of the Principal Companies or ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means, in connection with any Asset Sale or Recovery Event, the cash proceeds (including any cash payments received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received in cash) of such Asset Sale or Recovery Event received by any Loan Party, net of (a) reasonable transaction or other related costs and expenses (including any underwriting, brokerage or other selling discounts and commissions and reasonable legal, advisory and other fees and expenses, including title, transfer and recording expenses, associated therewith and any expenses incurred in preparing the relevant Property for sale), (b) required debt payments (other than pursuant hereto), together with any premium or penalty and interest payable with respect thereto, (c) taxes paid or reasonably estimated to be payable as a result of such Asset Sale or Recovery Event or any gain recognized in connection therewith, and (d) the aggregate amount of reserves taken by any of the Loan Parties in accordance with GAAP against indemnification obligations incurred in connection with such Asset Sale.
     “Net Issuance Proceeds” means, with respect to (a) the issuance or sale by the Parent Company of any Permitted Equity Interests of the Parent Company (other than issuances and sales (i) in connection with any Plan, (ii) if and to the extent the proceeds thereof are applied or anticipated to be applied towards any Permitted Acquisition or Capital Expenditures completed or made within one hundred and twenty (120) days before or after receipt of such proceeds, or (iii) in connection with the exercise of options, warrants or other similar rights to acquire Equity Interests by directors, officers, consultants or employees of the Parent Company or any of its Subsidiaries) to any Person or Persons other than the Borrower or any of its Subsidiaries, or (b) the issuance or incurrence by any of the Loan Parties of any Indebtedness (other than any Indebtedness incurred in compliance with Section 7.3) (each such issuance or sale of any Permitted Equity Interests and each such issuance or incurrence of any Indebtedness being herein called a “Financing Event”): (a) the gross cash proceeds received in connection with any such issuance, sale or incurrence, as and when received; minus (b) all of the reasonable transaction costs (including underwriting, brokerage or other selling discounts and commissions, legal, advisory, investment banking and other fees and expenses) payable or incurred in connection therewith.
     “NewStar Financial” means NewStar Financial, Inc. and its successors in title and assigns.
     “Notes” means, collectively, the Term Notes and the Revolving Credit Notes.
     “Obligations” means, collectively, any and all Indebtedness, obligations and other liabilities of any Loan Party to any of the Lenders, the Administrative Agent or the Lender Counterparties, whether direct or indirect, absolute or contingent, joint or several, matured or unmatured, due or to become due, now existing or hereafter created, incurred or arising, under or with respect to: (a) any of this Agreement, the Collateral Documents, the other Loan Documents or the Specified Swap Agreements; (b) the unpaid principal of any of the Loans or other Credit Extensions under any of the Loan Documents or Specified Swap Agreements; (c) interest on any obligations or liabilities described in this definition, and all Fees, costs, expenses (including all Attorney Costs), indemnities, reimbursements and other amounts from time to time required to be paid under this Agreement, the other Loan Documents or the Specified Swap Agreements (whether or not any of the claims for any such interest, Fees, costs, expenses or other amounts are incurred or otherwise accrue after the commencement of any Insolvency Proceeding, and whether or not all or any portion of any such claims are allowed claims in any such proceeding); and (d) claims by any of the Lenders, the Administrative Agent or the Lender Counterparties against any of the Loan Parties under any of the Collateral Documents, the Guaranty Agreement or the Specified Swap Agreements (whether or not any of such claims are made against any of the Loan Parties after the commencement of any Insolvency Proceeding, and whether or not all or any portion of any of such claims are allowed claims in any such proceeding); provided, however, that: (i) Obligations of any of the Loan Parties under any Specified Swap Agreements shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty

Agreement only to the extent that, and only for so long as, the other Obligations are so secured and guaranteed; (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement or any of the other Loan Documents shall not require the consent of any of the holders of Obligations under Specified Swap Agreements; and (iii) the other provisions (including the limitations) set forth in the definition of the term “Specified Swap Agreement” shall apply.
     “Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, with respect to any of the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans occurring on such date.
     “Parent Company” has the meaning specified in the Preamble hereto.
     “Parent Company Overhead Expense Items” has the meaning specified in Section 7.6(d).
     “Participant” has the meaning specified in Section 10.6(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any of the Principal Companies or ERISA Affiliates or to which any of the Principal Companies or ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisition” means any Acquisition by any of the Subsidiary Loan Parties; provided, however, that each of the applicable Permitted Acquisition Conditions with respect to such Acquisition shall have been satisfied at the time such Acquisition is consummated.
     “Permitted Acquisition Conditions” means, collectively, in relation to any particular Acquisition:
     (a) both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom, and, after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 7.10 as of the then most recent Covenant Determination Date;
     (b) the Loan Parties and/or the entities to be acquired, as appropriate, shall have furnished to the Administrative Agent, promptly (and, in any event, within thirty (30) days) after the consummation of such Acquisition, (i) all such Instruments and other documents as shall be reasonably required by the Administrative Agent in order to grant to the Administrative Agent (if and to the extent required by this Agreement and the Collateral Documents) a perfected first-priority Lien in substantially all tangible or intangible personal Property and substantially all owned Real Property that is the subject of such Acquisition (subject always to any Liens permitted under paragraphs (c) through (m) and paragraph (o) of Section 7.1), and (ii) commitments, reasonably satisfactory in form and substance to the Administrative Agent, to deliver to the Administrative Agent promptly after the completion of such Acquisition, all such other Instruments and other documents as shall be required pursuant to Section 6.15;
     (c) all transactions relating to such Acquisition shall be completed in all material respects in accordance with Applicable Law;
     (d) the Principal Companies shall have furnished to the Administrative Agent, not less than twenty-one (21) days prior to the consummation of such Acquisition, true and complete copies of the then most current drafts of the Acquisition Documentation for such Acquisition and all material related documentation;
     (e) the Administrative Agent shall have received evidence, reasonably satisfactory in form and substance to the Agent, that all material consents and approvals required to be obtained from any Governmental Authorities in connection with such Acquisition shall have been obtained; and
     (f) the Principal Companies shall have delivered to the Administrative Agent (i) copies of historical financial statements then available to the Principal Companies relating to the entities or businesses that are the subject of such Acquisition, (ii) up-dated financial projections of the kind described in Section 4.1(i) revised to reflect on a Pro Forma Basis the proposed Acquisition, and (iii) a certificate duly executed by a Responsible Officer of each Principal Company, which certificate shall contain (A) financial information, reasonably satisfactory to the Administrative Agent, showing that after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 7.10 as of the Covenant Determination Date most recent to the date of such certificate, (B) reasonably detailed information relating to all Capital Expenditures, cost and expense reductions and other Consolidated EBITDA add-back adjustments made in connection with, or otherwise projected or budgeted to be made within 365 days after the completion of, such Acquisition, and (C) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Acquisition.
     “Permitted Disposition” means any Disposition permitted by the terms of Section 7.5.
     “Permitted Equity Interests” means, with respect to any Person, any of the Equity Interests of such Person on account of or with respect to which such Person shall have no obligations at any time prior to the first anniversary of the Final Maturity Date to (a) declare or pay any dividends on or with respect to any of such Equity Interests, (b) make (except upon liquidation of such Person) any payments or other distributions on account of any redemption, repurchase, retirement or other acquisition for value of any of such Equity Interests, whether through a Subsidiary of such Person or otherwise (other than de minimis cash payments in connection with conversion of Indebtedness of such Person into Equity Interests of such Person),

(c) make (except upon liquidation of such Person) any return of capital to the holder thereof with respect to any of such Equity Interests, or (d) make (except upon liquidation of such Person) any other distributions of any kind on account of any of such Equity Interests, except, in the case of each of clauses (a), (b), (c) and (d), any payments or distributions in the form of Equity Interests that constitute Permitted Equity Interests of such Person; provided, however, that for the purposes of this Agreement and the other Loan Documents, the Series A Preferred Stock of the Parent Company shall be deemed to be Permitted Equity Interests.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any of the Principal Companies or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliates.
     “Pledge Agreement” means the Pledge Agreement, in or substantially in the form of Exhibit D, to be executed and delivered by the Borrower, the Parent Company and (as the case may be) Subsidiary Guarantors.
     “Principal Companies” means, collectively, the Parent Company and the Borrower.
     “Pro Forma Basis” means, with respect to compliance with any test or covenant for any period hereunder, compliance with such test or covenant after giving effect to any proposed Disposition, Acquisition, incurrence or repayment of Indebtedness or other action which requires compliance on a pro forma basis, giving effect (among other things) to adjustments to increase or (as the case may be) decrease Consolidated EBITDA, and using, for purposes of determining such compliance, the consolidated financial statements of the Subsidiary Loan Parties which shall be reformulated (a) as if such Disposition, Acquisition, incurrence or repayment of Indebtedness or other action, and any other such action which has been consummated during such period, and any Indebtedness or other liabilities incurred in connection with any such actions, had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant action at the weighted average of the interest rates applicable to outstanding Loans during such period), and (b) otherwise in conformity with such reasonable procedures as may be agreed upon between the Administrative Agent and the Principal Companies; provided, however, that all of the calculations referred to herein shall be in reasonable detail and shall be in form and substance reasonably satisfactory to the Administrative Agent in all material respects.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Real Property” of any Person means all of the right, title and interest of such Person in and to any land, improvements and fixtures, including leaseholds.
     “Real Property Lease” means any lease, including any ground lease or space lease or any rental or occupancy agreement (in each case, whether written or oral, and whether express or implied), that relates to and governs or otherwise evidences the terms and conditions for the leasing or use of, or any leasehold or other similar interest in, any Real Property, and pursuant to which any of the Loan Parties shall lease any Real Property, in each case, as lessee or sublessee thereof.
     “Recovery Event” means the receipt by any Loan Party of any insurance or other proceeds in cash that (a) are payable by reason of any theft, loss, physical destruction, condemnation or damage or any other similar event with respect to any Property of any Loan Party, but excluding (i) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings, and (ii) proceeds of insurance to the extent such proceeds are received in respect of any third-party claim against any of the Loan Parties and are applied promptly after receipt thereof to pay such claim and the costs and expenses related thereto (or to reimburse any prior payment thereof), or (b) are payable in connection with any action, claim, suit, litigation, proceeding (judicial or administrative), charge or complaint or otherwise in connection with any settlement or compromise of any thereof.
     “Reference Bank” means Wachovia Bank, National Association.
     “Register” has the meaning specified in Section 10.6(c).
     “Reinvestment Assets” means, collectively, (a) any Permitted Acquisition or any other Acquisition permitted by Section 7.2, or (b) any Capital Assets or other Property (or, as the case may be, any replacement or repair thereof) used or to be used or otherwise employed by the Borrower or any of the Subsidiary Guarantors in the conduct of their businesses.
     “Reinvestment Election” has the meaning specified in Section 2.6(b)(i).
     “Reinvestment Event” means any Disposition or Recovery Event in respect of which the Borrower shall have made a Reinvestment Election by delivering a Reinvestment Notice with respect thereto.
     “Reinvestment Notice” means any written notice duly executed by a Responsible Officer of either the Parent Company or the Borrower stating that (a) on and as of the date of such notice, no Default is continuing, and (b) the Borrower or any Subsidiary Guarantor reasonably expects to use Net Cash Proceeds of any Disposition or Recovery Event (i) to complete a Permitted Acquisition, or (ii) to purchase, construct or otherwise acquire other Reinvestment Assets.
     “Reinvestment Period” means, with respect to any Reinvestment Election, the period commencing on the date of the Reinvestment Event to which such Reinvestment Election relates and terminating on the later to occur of (a) the expiration of the period of 180 days commencing on the date of such Reinvestment Event, or (b) if, prior to the expiration of such 180-day period, the Borrower or any of the Subsidiary Guarantors shall have entered into a binding agreement to reinvest all or any part of the Anticipated Reinvestment Amounts relating thereto in Reinvestment Assets, then the expiration of the period of 365 days commencing on the date of such Reinvestment Event.
     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Election, the amount, if any, on any Reinvestment Prepayment Date relating thereto, by which (a) the Anticipated Reinvestment Amounts in respect of such Reinvestment Election exceed (b) the aggregate amount thereof which the Borrower or any of the Subsidiary Guarantors has expended or has entered, prior to such date, into legal and binding commitments to expend to acquire Reinvestment Assets.
     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Election, the earliest to occur of: (a) the date, if any, upon which the Administrative Agent, upon the request of the Required Lenders, shall have delivered a written termination notice to the Borrower; provided, however, that such notice may only be given by the Administrative Agent to the Borrower while any Event of Default shall be continuing; (b) the last day of the relevant Reinvestment Period; or (c) the date on which the Borrower or (as the case may be) any of the Subsidiary Guarantors shall have determined not to, or shall have otherwise ceased to, proceed with the purchase, construction or other acquisition of Reinvestment Assets with all or any part of the related Anticipated Reinvestment Amounts.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
     “Required Lenders” means, at any time, Lenders holding (a) if there are no more than two Lenders under this Agreement at the time, 100%, (b) if there are three Lenders under this Agreement at the time, 66 2/3% or more, and (c) if there are more than three Lenders at the time, more than 50%, of the sum of (i) the aggregate unused amount of all of the Commitments of all Lenders in effect at such time, plus (ii) the aggregate principal amount of all of the Loans then remaining unpaid; provided, however, that the portion of the unused amount of all of the Commitments then in effect and the portion of the aggregate principal amount of all of the Loans then remaining unpaid, held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders at such time.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of any Loan Party, or, with respect to any Loan Party, any officer of such Loan Party who is the functional equivalent of any of such officers. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payments” means, in relation to the Parent Company, the Borrower and the Subsidiary Guarantors: (a) any payment, prepayment, distribution, loan, advance, Investment or Disposition by the Borrower or the Parent Company or by any of the Subsidiary Guarantors which constitutes an Affiliate Transaction described in clause (a), (b), (c), (d), (e), (f) or (g) of the definition “Affiliate Transaction”; (b) any declaration or payment by the Borrower or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Borrower or by any of the Subsidiary Guarantors on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Equity Interests in the Borrower; and (c) any declaration or payment by the Parent Company or the

Borrower or by any of the Subsidiary Guarantors of any dividends or other distributions on account of, or any payment or other distribution by the Parent Company or the Borrower or by any of the Subsidiary Guarantors on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Equity Interests in the Parent Company.
     “Revolving Commitment” means, for each Lender, the amount set forth opposite such Lender’s name under the caption “Revolving Commitment” on Schedule 2.1, as such amount may be reduced from time to time pursuant to and in accordance with the provisions hereof.
     “Revolving Commitment Fees” has the meaning specified in Section 2.9(a).
     “Revolving Credit Maturity Date” means March 31, 2010.
     “Revolving Credit Note” has the meaning specified in Section 2.11(b).
     “Revolving Lender” means any Lender with a Revolving Commitment, or, if the Revolving Commitments have terminated or expired, any Lender holding Revolving Loans.
     “Revolving Loan” means any Loan by a Lender to the Borrower under Section 2.1(b), which may be a Eurodollar Rate Loan or a Base Rate Loan.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Parties” means, collectively: (a) the Lenders from time to time party to this Agreement or any of the other Loan Documents; (b) the Administrative Agent; and (c) the Lender Counterparties.
     “Securities” means any Equity Interests, bonds, debentures, promissory notes or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or, in general, any Instruments commonly known as “securities”.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Agreement” means the Security Agreement, in or substantially in the form of Exhibit E, pursuant to which each of the Parent Company, the Borrower and the Subsidiary Guarantors from time to time party thereto shall grant to the Administrative Agent security interests in and to tangible and intangible personal Property of such Person in accordance with the terms thereof.
     “Security Agreement Collateral” has the meaning specified in the Security Agreement.
     “Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or

Instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.
     “Specified Swap Agreement” means any Swap Contract entered into by and between (a) the Borrower or any of the Subsidiary Guarantors, and (b) as a counterparty, the Administrative Agent or any other Person that, at the time such Person became party to such Swap Contract, was a Lender or an Affiliate of any of the Lenders. A Specified Swap Agreement shall not create in favor of any Person that is a counterparty thereto any rights in connection with the creation, perfection, management, enforcement or release of any Collateral or in connection with the management, enforcement or release of any of the Obligations of any Guarantor under the Guaranty Agreement.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than Securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Subsidiary Guarantors” means, collectively, each of the Subsidiaries of the Parent Company or the Borrower that at any time after the Closing Date shall become a party to and bound by the Guaranty Agreement. For purposes of this Agreement and the other Loan Documents, neither the Borrower nor any of the Excluded Subsidiaries shall be deemed to be a Subsidiary Guarantor.
     “Subsidiary Loan Parties” means, collectively, any of the Loan Parties other than the Parent Company.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Commitment” means, for each Lender, the amount set forth opposite such Lender’s name under the caption “Term Commitment” on Schedule 2.1, as such amount may be reduced from time to time pursuant to and in accordance with the provisions hereof.
     “Term Lender” means any Lender with a Term Commitment or outstanding Term Loan.
     “Term Loan” means any Loan by a Lender to the Borrower under Section 2.1(a), which may be a Eurodollar Rate Loan or a Base Rate Loan.
     “Term Note” has the meaning specified in Section 2.11(b).
     “Threshold Amount” means $500,000.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
     “Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “United States” and “U.S.” mean the United States of America.
     “Weiss” means Scott J. Weiss, an individual.
     “Weiss Employment Agreement” means the Employment Agreement, dated on or about the Closing Date by and among the Principal Companies and Weiss.

     “Weiss Trust” has the meaning specified for that term in the WL Purchase Agreement.
     “WL Acquisition” means the acquisition by the Borrower of the WL Assets in accordance with, and upon the terms and subject to the conditions contained in, the WL Purchase Agreement.
     “WL Acquisition Documents” means, collectively, (a) the WL Purchase Agreement, and (b) all other material agreements and other material Instruments executed and/or delivered in connection therewith.
     “WL Assets” has the meaning specified for the term “Assets” in the WL Purchase Agreement.
     “WL Business” has the meaning specified for the term “Business” in the WL Purchase Agreement.
     “WL Closing” has the meaning specified for the term “Closing” in the WL Purchase Agreement.
     “WL Earn-Out Amount” has the meaning specified for the term “Earn Out Amount” in the WL Purchase Agreement.
     “WL Employment Agreements” means, collectively, the Millin Employment Agreement and the Weiss Employment Agreement.
     “WL Equity Investment” means, collectively, the cash Investments in the Equity Interests of the Borrower made or to be made by the Parent Company upon the terms contained in the WL Investment Documents.
     “WL Investment Documents” means the Contribution Agreement, dated on or about the Closing Date, by and between the Parent Company and the Borrower.
     “WL Purchase Agreement” means the Asset Purchase Agreement (including all schedules and exhibits thereto), dated on or about the Closing Date, entered into by and among the WL Seller Parties.
     “WL Seller” means Woodridge Labs, Inc., a California corporation.
     “WL Seller Parties” means, collectively, (a) WL Seller, (b) the Principal Companies, (c) Millin, (d) Weiss, (e) the Millin Trust, and (f) the Weiss Trust.
     “WL Transaction Documents” means, collectively: (a) the WL Acquisition Documents; (b) the WL Investment Documents; (c) the WL Employment Agreements.
     “WL Transactions” means, collectively, (a) the execution and delivery of the WL Acquisition Documents, the WL Investment Documents and the WL Employment Agreements by each of the respective parties thereto, and (b) the transactions and arrangements contemplated by the WL Acquisition Documents, the WL Investment Documents, and the WL Employment Agreements.
     1.1. Other Interpretive Provisions. With reference to this Agreement and each of the other Loan Documents, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, Instrument or other document (including any Governing Document) shall be construed as referring to such agreement, Instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “Property” shall be construed to have the same meaning and effect, and (vii) the words “knowledge” or “knows” when used with respect to any Loan Party means the actual knowledge of any of the Responsible Officers of such Loan Party.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.2. Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Parent Company, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Principal Companies shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Principal Companies shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.3. Rounding. Any financial ratios required to be maintained by the Principal Companies pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.4. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE 2
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.1. Amounts and Terms of Commitments.
     (a) Term Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Term Loan (in the amount of its Term Commitment) to the Borrower on the Closing Date. The aggregate original principal amount of all Term Loans shall be $10,000,000. Amounts borrowed as a Term Loan which are repaid or prepaid by the Borrower may not be reborrowed. The Term Loans made on the Closing Date shall (subject always to Section 2.3) be Base Rate Loans.
     (b) Revolving Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment and in a combined amount for all Lenders not to exceed at any time outstanding $5,000,000; provided, however, that, immediately after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all of the outstanding Revolving Loans shall not exceed the Aggregate Revolving Commitment then in effect. Within such limits, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans under this Section 2.1(b), prepay Revolving Loans, and reborrow Revolving Loans pursuant to this Section 2.1(b). The Revolving Loans made on the Closing Date shall (subject always to Section 2.3) be Base Rate Loans. All other Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans or any combination thereof, as further provided herein.

     2.2. Requests for Borrowings.
     (a) To request any Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Borrowing of Eurodollar Rate Loans, not later than 10:00 a.m. three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of a Borrowing of Base Rate Loans, not later than 10:00 a.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with this paragraph (a): (A) the principal amount of the Borrowing, which shall be in a minimum aggregate principal amount of $100,000 or any multiple of $50,000 in excess thereof; (B) the requested Borrowing Date, which shall be a Business Day; (C) whether the Borrowing is to be comprised of Eurodollar Rate Loans or Base Rate Loans; and (D) in the case of a Eurodollar Rate Loan, the duration of the Interest Period to be applicable to such Eurodollar Rate Loan. If the Borrowing Request shall fail to specify the duration of the Interest Period for any Eurodollar Rate Loan which is part of any Borrowing, such Interest Period shall be of one (1) month’s duration. If the Borrowing Request shall fail to specify the Type of the Borrowing, the Borrowing shall be made as a Base Rate Loan. During the continuation of any Event of Default, the Borrower may not elect to have any Loan made as a Eurodollar Rate Loan without the consent of the Required Lenders. After giving effect to any Borrowing, there shall not be more than six (6) different Interest Periods in effect in respect of all Loans which are Eurodollar Rate Loans.
     (b) Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent will promptly notify each Lender thereof and of each such Lender’s proportionate share thereof. Each Lender will make its proportionate share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office by 2:00 p.m. on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Unless any applicable condition of Article 4 has not been satisfied, the proceeds of all Loans comprising such Borrowing will then be made available to the Borrower by the Administrative Agent by wire transfer in accordance with written instructions provided to the Administrative Agent by the Borrower.
     2.3. Interest Elections for all Borrowings.
     (a) The Borrower may, upon irrevocable notice by the Borrower to the Administrative Agent in accordance with paragraph (b): (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount of not less than $100,000 or an integral multiple of $50,000 in excess thereof) into Eurodollar Rate Loans; (ii) elect to convert on the last day of any Interest Period with respect thereto, any Eurodollar Rate Loans (or any part thereof in an amount of not less than $100,000 or an integral multiple of $50,000 in excess thereof) into Base Rate Loans; or (iii) elect to continue on the last day of any Interest Period with respect thereto, any Eurodollar Rate Loans (or any part thereof in an amount of not less than $100,000 or an integral multiple of $50,000 in excess thereof) as Eurodollar Rate Loans; provided, however, that, if any Borrowing comprised of Eurodollar Rate Loans shall have been reduced, by payment, prepayment or conversion, to an amount that is less than $100,000, then the Eurodollar Rate

Loans comprising such Borrowing shall automatically convert into Base Rate Loans on the last day of the then-current Interest Period relating thereto.
     (b) The Borrower shall deliver to the Administrative Agent by telephone not later than (i) 12:00 p.m., not less than three (3) Business Days in advance of the Conversion Date or Continuation Date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, and (ii) 12:00 p.m., not less than one (1) Business Day in advance of the Conversion Date, if the Loans are to be converted into Base Rate Loans, a Borrowing Request specifying: (A) the proposed Conversion Date or Continuation Date, which shall in each case be a Business Day; (B) the aggregate principal amount of all Loans to be converted or continued; (C) the nature of the proposed conversion or continuation; and (D) the duration of the requested Interest Periods, if applicable. Each such telephonic Borrowing Request by the Borrower shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request signed by the Borrower. If the Borrowing Request for the continuation of or conversion into a Eurodollar Rate Loan shall fail to specify the duration of the Interest Period for such continuation or conversion, such Interest Period shall be of one month’s duration.
     (c) If, upon the expiration of any Interest Periods applicable to any Eurodollar Rate Loans, the Borrower shall have failed to select on a timely basis new Interest Periods to be applicable thereto, such Eurodollar Rate Loans shall automatically convert into Base Rate Loans upon the expiration of such periods.
     (d) Upon receipt of any such Borrowing Request from the Borrower, the Administrative Agent will promptly notify each Lender thereof, or, if no timely notice is provided by the Borrower, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given.
     (e) During the continuation of any Event of Default, the Borrower may not elect to have any Loan converted into or continued as a Eurodollar Rate Loan without the consent of the Required Lenders. Notwithstanding any other provisions contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than six (6) different Interest Periods in effect in respect of all Loans which are Eurodollar Rate Loans.
     (f) The Administrative Agent shall, reasonably promptly after determination thereof, notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans. The Administrative Agent shall, while any Base Rate Loans are outstanding, notify the Borrower and the Lenders of any change in the “prime rate”, such notice to be given reasonably promptly after any such change shall become effective. The Principal Companies agree that no failure on the part of the Administrative Agent to give any notice pursuant to this paragraph (f) shall diminish, impair or otherwise affect any of the Obligations of the Principal Companies hereunder, including, without limitation, any Obligations of the Borrower to pay interest in accordance with Section 2.8.

     2.4. Reduction and Termination of Commitments.
     (a) Each of the Revolving Commitments shall in any event automatically and permanently terminate in full on the Revolving Credit Maturity Date. The Borrower may, upon not less than three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent, permanently terminate the Aggregate Revolving Commitment or permanently reduce the Aggregate Revolving Commitment without premium or penalty (except as otherwise provided by Section 2.5(c)), by a minimum aggregate amount of $100,000 or any multiple of $50,000 in excess thereof; provided, however, that no such reduction or termination shall be permitted if, immediately after giving effect thereto and to any prepayment of Revolving Loans made on the effective date thereof, (i) the then outstanding principal amount of the Revolving Loans will exceed the Aggregate Revolving Commitment then in effect and, provided, further, that once reduced in accordance with this paragraph (a), the Aggregate Revolving Commitment may not be increased.
     (b) On each date on which the Borrower shall become obligated to prepay any principal of the Revolving Loans pursuant to Section 2.6(b) or Section 2.6(c), all as provided by Section 2.6(e), then the Aggregate Revolving Commitment shall be automatically and permanently reduced on each such date by an amount equal to the aggregate principal amount of all of the Revolving Loans so required to be prepaid on such date pursuant to Section 2.6(e).
     (c) Each reduction of the Aggregate Revolving Commitment pursuant to this Section 2.4 shall be applied pro rata to each Revolving Lender’s Revolving Commitment in accordance with such Lender’s proportionate share of such Commitments. All accrued Fees to the effective date of each reduction or termination of the Aggregate Revolving Commitment shall be paid on the effective date of each such reduction or termination. The Administrative Agent shall promptly notify the Revolving Lenders of each reduction or termination of the Aggregate Revolving Commitment.
     (d) The Aggregate Term Commitment shall terminate in full on the Closing Date, upon making of the Term Loans on such date. Each of the Term Commitments shall in any event automatically and permanently terminate in full at 5:00 p.m. on May 31, 2006 if the Term Loans have not been made to the Borrower on or prior to that date.
     2.5. Voluntary Prepayments.
     (a) The Borrower may, upon at least three (3) Business Days’ prior written notice by the Borrower to the Administrative Agent in the case of Eurodollar Rate Loans, and upon written notice by the Borrower to the Administrative Agent not later than the date of prepayment in the case of Base Rate Loans, voluntarily and ratably prepay any Type or Types of Loans, as the Borrower may elect, in whole or in part without premium or penalty (except as otherwise provided in Section 2.5(c), and subject always to Section 3.5), in amounts of $50,000 or an integral multiple of $50,000 in excess thereof.
     (b) Any notice of prepayment delivered by the Borrower pursuant to paragraph (a) of this Section 2.5 shall be irrevocable and shall specify the date and amount of such prepayment and the Type or Types of Loans to be prepaid, including whether such prepayment is of Base Rate Loans or Eurodollar Rate Loans or any combination thereof. The Administrative Agent will promptly notify each Lender thereof and of such Lender’s applicable percentage of such prepayment. If the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied, first, to the Term Loans, and, second, to the Revolving Loans outstanding at such time, on a pro rata basis. If the Borrower fails to specify the Type of Loan to which any such prepayment shall be applied, but subject to the foregoing sentence, such prepayment shall be applied, first, towards payment of the unpaid principal balance of each Base Rate Loan, until the entire principal of each of the Base Rate Loans shall have been paid in full, and, second, towards payment of the unpaid principal balance of each Eurodollar Rate Loan, until the entire principal of each of the Eurodollar Rate Loans shall have been paid in full, each in a manner which minimizes to the extent reasonably possible any amounts payable by the Borrower under Section 3.5. If any such notice of prepayment is delivered by the Borrower pursuant to paragraph (a) of this Section 2.5, the Borrower shall be absolutely and unconditionally obligated to make such prepayment, and the prepayment amount specified in such notice shall become and be due and payable on the date specified therein, together with, in respect of any prepayment of a Eurodollar Rate Loan, accrued interest to such date on the amount prepaid and the amounts, if any, required to be paid by the Borrower pursuant to Section 3.5.
     (c) If, at any time prior to the first anniversary of the Closing Date, the Aggregate Revolving Commitment shall be permanently terminated in full and the entire unpaid principal of each of the Loans shall be prepaid in full, then the Borrower shall be obligated to pay to the Administrative Agent on the date of such termination and prepayment, for the pro rata benefit of the Lenders, a prepayment premium equal to two percent (2%) of the outstanding principal balance of all of the Loans so prepaid on or prior to the first anniversary of the Closing Date; provided, however, that no prepayment premium shall be payable pursuant to this paragraph (c): (i) upon the termination in full of the Aggregate Revolving Commitment and the prepayment of the entire unpaid principal amount of each of the Loans in connection with the (A) completion of an Acquisition by the Parent Company or its Subsidiaries, or (B) the Disposition to any Person or Persons that are not Affiliates or Subsidiaries of the Principal Companies at the time of Disposition of all or substantially all of the assets of the Borrower or all of the Equity Interests in the Borrower; or (ii) in connection with any payment of principal of the Loans pursuant to Section 2.6(c) or Section 2.7(b).
     (d) Each prepayment of Term Loans pursuant to this Section 2.5 shall be applied to the remaining scheduled installments of the Term Loans pursuant to Section 2.7(b), in each case pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Term Loans).
     2.6. Mandatory Prepayments.
     (a) If, on any date, the aggregate unpaid principal amount of all Revolving Loans then outstanding shall exceed the Aggregate Revolving Commitment then in effect, the Borrower shall immediately prepay principal of the Revolving Loans in the amount of such excess.
  (b) (i) If on any date the Parent Company, the Borrower or any of the Subsidiary Guarantors shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then an amount equal to 100% of the Net Cash Proceeds from such Asset Sale or Recovery Event shall be applied, not later than ninety (90) days (or, if any Event of Default shall then be continuing, one (1) Business Day) after the date of such Reinvestment Event, to prepay principal of the outstanding Loans, all as provided by Section 2.6(e); provided, however, that the Parent Company, the Borrower and the Subsidiary Guarantors shall be required to apply Net Cash Proceeds received from any Asset Sale or Recovery Event towards prepayment of principal as provided above only (A) if any Event of Default shall be continuing at the time of the receipt of such Net Cash Proceeds, or (B) if and to the extent that such Net Cash Proceeds, when added to the aggregate amount of all other Net Cash Proceeds received from Asset Sales or Recovery Events in the same Fiscal Year, shall exceed $500,000; and provided, further, that the requirements for mandatory prepayment set forth above in this clause (i) shall be reduced if and to the extent that the Borrower or the Parent Company elects, as hereinafter provided, to cause all or any part of such Net Cash Proceeds to be reinvested by the Borrower or by one or more of the Subsidiary Guarantors in Reinvestment Assets on or prior to the end of the applicable Reinvestment Period (herein called a “Reinvestment Election”). The Borrower or the Parent Company may exercise the Reinvestment Election with respect to any Asset Sale or Recovery Event only if (1) no Event of Default shall be continuing at the time of such Asset Sale or Recovery Event, and (2) the Borrower or the Parent Company delivers a Reinvestment Notice with respect to such Asset Sale or Recovery Event to the Administrative Agent not later than ninety (90) days after the date of such Reinvestment Event.
     (ii) If the Parent Company, the Borrower or any of the Subsidiary Guarantors shall at any time receive Net Issuance Proceeds from any Financing Event, then an amount equal to 100% of the Net Issuance Proceeds from such Financing Event shall be applied within two (2) Business Days after receipt to prepay principal of the outstanding Loans, all as provided by Section 2.6(e); provided, however, that, unless any Event of Default shall then be continuing, the Parent Company, the Borrower and the Subsidiary Guarantors shall be required to apply Net Issuance Proceeds received from any issuance and sale by the Parent Company of its Permitted Equity Interests towards prepayment of principal as provided above only if and to the extent that such Net Issuance Proceeds, when added to the aggregate amount of all other Net Issuance Proceeds received from any issuance and sale by the Parent Company of its Permitted Equity Interests in the same Fiscal Year, shall exceed $1,000,000.
     (iii) Nothing in this paragraph (b) shall be construed as a consent for, or be deemed to permit, any Asset Sale or Financing Event not otherwise permitted by this Agreement.
     (iv) On the Reinvestment Prepayment Date with respect to any Reinvestment Election made pursuant to clause (i), an amount equal to the Reinvestment Prepayment Amount, if any, for such Reinvestment Election shall be applied as a mandatory prepayment of principal of the outstanding Loans, all as provided by Section 2.6(e).
     (c) On each of the Excess Cash Flow Application Dates applicable to Fiscal Years 2006 and thereafter, an amount equal to 50% of the Consolidated Excess Cash Flow for the Fiscal Year last ended shall be applied as a mandatory prepayment of principal of the outstanding Loans, all as provided by Section 2.6(e).

     (d) With respect to Eurodollar Rate Loans, the Borrower shall pay, together with each principal prepayment under this Section 2.6, accrued interest on the amount prepaid and any amounts required pursuant to Section 2.5(c) or Section 3.5. Any prepayments pursuant to this Section 2.6 made on any day other than an Interest Payment Date for any Loan shall be applied: first, to any Base Rate Loans then outstanding; and, then, to Eurodollar Rate Loans with the shortest Interest Periods remaining; provided, however, that, so long as no Event of Default shall then be continuing, the Administrative Agent shall, upon the request of the Borrower, apply any such prepayments to Eurodollar Rate Loans only on the last day of each of the respective Interest Periods relating thereto, and, until such application of any such prepayments, the Administrative Agent shall hold the amount thereof as cash Collateral for the Obligations upon the terms contained in the Collateral Documents.
     (e) Each prepayment of principal of the outstanding Loans required pursuant to Section 2.6(b) or 2.6(c) shall be applied: first, towards payment of unpaid principal of the Term Loans, until the entire unpaid principal of each of the Term Loans shall have been paid in full; and, second, towards payment of unpaid principal of the Revolving Loans, until the entire unpaid principal of each of the Revolving Loans is paid in full; and, third, towards payment of all of the other Obligations of the Principal Companies under the Loan Documents, until all of such Obligations shall have been paid in full.
     (f) Each prepayment of principal of the outstanding Term Loans required pursuant to Section 2.6(b), 2.6(c) or 2.6(e) shall be applied to the remaining scheduled installments of the Term Loans pursuant to Section 2.7(b) pro rata (based on the principal amount then remaining unpaid of each of the scheduled installments of the Term Loans).
     (g) With respect to the Type of Loan to be prepaid, each prepayment required pursuant to this Section 2.6 shall, subject always to Section 2.6(e), be applied, first, towards payment of the unpaid principal balance of each Base Rate Loan, until the entire principal of each of the Base Rate Loans shall have been paid in full, and, second, towards payment of the unpaid principal balance of each Eurodollar Rate Loan, until the entire principal of each of the Eurodollar Rate Loans shall have been paid in full, each in a manner which minimizes to the extent reasonably possible any amounts payable by the Borrower under Section 3.5.
     2.7. Repayments of Principal.
     (a) Revolving Loans. The Borrower shall repay to the Lenders in full on the Revolving Credit Maturity Date the entire unpaid principal amount of each of the Revolving Loans outstanding on the Revolving Credit Maturity Date.
     (b) Term Loan. The Borrower shall repay the Term Loans in nineteen (19) installments of principal, payable on the principal payment dates specified in the table below, in an amount for each such scheduled installment equal to the amount set forth opposite the scheduled principal payment date for such scheduled principal installment in the table below:

Principal Payment Date	Amount
09/30/06	$250,000
12/31/06	$250,000

03/31/07	$250,000
06/30/07	$250,000
09/30/07	$250,000
12/31/07	$250,000

03/31/08	$312,500
06/30/08	$312,500
09/30/08	$312,500
12/31/08	$312,500

03/31/09	$437,500
06/30/09	$437,500
09/30/09	$437,500
12/31/09	$437,500

03/31/10	$812,500
06/30/10	$812,500
09/30/10	$812,500
12/31/10	$812,500

03/31/11	$2,250,000
     (c) Final Maturity Date. Anything herein express or implied to the contrary notwithstanding, there shall become and be absolutely and unconditionally due and payable on the Final Maturity Date, and the Borrower hereby promises to pay on the Final Maturity Date, the entire principal of each of the Term Loans then remaining unpaid, all of the unpaid interest accrued thereon, all of the unpaid Fees accrued thereon and all other unpaid sums and other Obligations owing under this Agreement or any of the other Loan Documents with respect to the Term Loans, the Revolving Commitments and the Revolving Loans.
     2.8. Interest.
     (a) Except as and to the extent otherwise expressly provided by this Agreement, each Loan shall bear interest on the unpaid principal amount thereof as follows:
     (i) if a Base Rate Loan, from the applicable Borrowing Date, at the Base Rate plus the Applicable Margin for Base Rate Loans; or
     (ii) if a Eurodollar Rate Loan, for each Interest Period, at the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Loans.
     (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any principal of any Eurodollar Rate Loans for the principal of such Eurodollar Rate Loans so prepaid. During the continuation of any Events of Default, interest shall be paid on demand.

     (c) So long as any Events of Default shall be continuing, the Borrower shall, if and to the extent that Required Lenders shall so request in writing, pay interest (after, as well as before, judgment or the commencement of Insolvency Proceedings) (i) on the entire unpaid principal amount of all of the Loans from time to time outstanding at the applicable rate per annum provided in paragraph (a) of this Section 2.8, plus 2%, and (ii) on all other unpaid amounts (including interest) from time to time overdue, at a rate per annum equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus 2%.
     2.9. Fees.
     (a) Revolving Commitment Fees. The Borrower shall pay to the Administrative Agent, for the pro rata account of each Revolving Lender, revolving commitment fees equal to 0.50% (i.e., fifty basis points) of the actual daily amount by which the Aggregate Revolving Commitment exceeds the Outstanding Amount of Revolving Loans (“Revolving Commitment Fees”); provided, however, that any Revolving Commitment Fees accrued with respect to the Revolving Commitment of any Defaulting Lender prior to the time such Lender became a Defaulting Lender and remaining unpaid at such time shall not be payable by the Borrower until such Lender shall cease to be a Defaulting Lender; and, provided, further, that no Revolving Commitment Fees shall accrue on the Revolving Commitment of any Defaulting Lender so long as such Lender shall continue to be a Defaulting Lender. Subject always to the provisos in the preceding sentence, the Revolving Commitment Fees shall accrue at all times during the Availability Period, including at any time during which any one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last day of each March, June, September and December in each year, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date. The Revolving Commitment Fees shall be calculated quarterly in arrears.
     (b) Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amounts and at the times specified in the Letter of Agreement, dated as of the Closing Date (“Agent Fee Letter”), among each of the Principal Companies and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
     2.10. Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or Fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.11. Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder to pay any amounts owing with respect to any of the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     (b) Upon request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note (but only to the extent that the Loans evidenced by such promissory note are not already evidenced by an existing promissory note) evidencing the Loans owing to such Lender pursuant to this Agreement. Each such note evidencing a Term Loan shall be in or substantially in the form of Exhibit A (as amended, endorsed, replaced or otherwise modified from time to time, a “Term Note”). Each such note evidencing Revolving Credit Loans shall be in or substantially in the form of Exhibit B (as amended, endorsed, replaced or otherwise modified from time to time, a “Revolving Credit Note”). Each of the Notes shall be entitled to all of the rights and benefits of this Agreement, the other Loan Documents and the Collateral.
     2.12. Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments required to be made by the Borrower under this Agreement or any of the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the pro rata account of the Lenders or (as the case may be) the Administrative Agent to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment, in like funds as received, by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment required to be made by the Borrower under this Agreement or any of the other Loan Documents shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or Fees, as the case may be.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative

Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Nothing in this paragraph (b) shall be deemed to relieve any Lender of its obligation to the Borrower to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender with respect to its Commitments hereunder.
     (c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Administrative Agent hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this paragraph (c) shall be conclusive absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because any of the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Secured Parties Several. The obligations of the Lenders and other Secured Parties hereunder to make Loans and to make payments under Section 10.4(c) are several, and not joint or joint and several. The failure of any Lender or other Secured Party to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender or Secured Party of its corresponding obligations to do so on such date, and no Lender or other Secured Party shall be responsible for the failure of any other Lender or other Secured Party to so make its Loan or to make its payment under Section 10.4(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13. Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payments made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (B) any payments obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any of the Principal Companies or their Subsidiaries (as to which the provisions of this Section 2.13 shall in any case apply).
Each of the Principal Companies irrevocably consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of the Principal Companies and other Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of any such Loan Party in the amount of such participation.
     2.14. Use of Proceeds. The Borrower will use the entire proceeds of the Term Loans to finance the WL Acquisition, to finance transaction costs relating thereto, and to repay the Existing Assumed Indebtedness, and the Borrower will use the entire proceeds of each of the Revolving Loans for working capital and general corporate requirements of the Borrower, including financing the WL Acquisition, financing other Acquisitions by Subsidiary Loan Parties and paying transaction costs relating to any of the foregoing.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.1. Taxes.
     (a) Payments Free of Taxes. Any and all payments by the Borrower to or on account of any of the Obligations hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that, if the Borrower shall be required by any Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from any such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1), the Administrative Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by the Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of any Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the information return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Lender, if requested by the Borrower or the Administrative Agent or as and when required by Applicable Law, shall deliver such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding taxes, backup withholding or information reporting requirements and as will permit payments hereunder to be made without withholding or (as the case may be) at a reduced rate of withholding.
     Each Lender agrees to deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), duly completed copies of Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is not subject to U.S. backup withholding tax, to the extent reasonably requested by the Borrower or Administrative Agent to evidence an exemption from U.S. backup withholding tax.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket costs and expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.2. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted and all amounts due under Section 3.5 in accordance with the terms thereof due to such conversion.

     3.3. Inability to Determine Rates. If the Administrative Agent determines in connection with any request for any Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke, without any penalty, fee or other similar payment, any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.4. Increased Costs.
     (a) Increased Costs Generally. Subject to the provisions of Section 3.1 (which shall be controlling with respect to the matters covered therein), if any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender and receipt of a certificate of reimbursement pursuant to Section 3.4(c), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon request by such Lender and receipt of a certificate of reimbursement pursuant to Section 3.4(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.4 and the basis for calculating such amounts (using any reasonable averaging or attribution methods) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s rights to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.5. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for any reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay the usual and customary administrative fees (if any) charged by such Lender to similarly situated borrowers in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.6. Mitigation Obligations.
     (a) If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If any Lender requests compensation from the Borrower pursuant to Section 3.4, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender upon the terms and subject to the conditions set forth in Section 10.13.
     3.7. Survival. All of the Obligations of the Borrower under this Article 3 shall survive the termination in full of all of the Commitments and payment in full of all other Obligations hereunder.
ARTICLE 4
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.1. Conditions of Initial Credit Extension. The obligations of each Lender to make its initial Credit Extension hereunder are subject to satisfaction or waiver of each of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date hereof or (as applicable) the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Guaranty Agreement, the Pledge Agreement, the Security Agreement and the Intellectual Property Security Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Principal Companies;

     (ii) a Term Note and a Revolving Credit Note executed by the Borrower in favor of each Lender requesting Notes;
     (iii) with respect to each of the Deposit Accounts identified in Section 4.1(a)(ii) of the Disclosure Schedule as an operating account of the Borrower or the Parent Company with Citizens Bank of Massachusetts, an account control agreement with respect to each such operating account in form and substance reasonably satisfactory to the Administrative Agent, all as provided by Section 6.14;
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vi) a favorable legal opinion of one or more special counsel to each of the Principal Companies, addressed to the Administrative Agent and each of the Lenders, as to the matters set forth in Exhibit M concerning the Loan Parties and the Loan Documents and in form and substance reasonably satisfactory to the Administrative Agent;
     (vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (viii) a certificate signed by a Responsible Officer of each of the Principal Companies certifying that there has been no event or circumstance since the date of the Historical Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and
     (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent may reasonably require.

     (b) All Fees required to be paid on or before the Closing Date in accordance with the terms of the Agent Fee Letter shall have been paid to the Administrative Agent in full.
     (c) The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (d) Each of the following conditions precedent shall be satisfied with respect to the WL Acquisition, the WL Equity Investments, and the WL Employment Agreements:
     (i) there shall have been delivered to the Administrative Agent true, correct and complete copies of each of the WL Transaction Documents; all of the material terms and conditions of the WL Transaction Documents shall in all material respects be the same as and consistent with the terms and conditions contained in the draft form of such documents delivered to the Administrative Agent on or about March 7, 2006; and no material provisions of any of the WL Transaction Documents shall have been modified or waived in any respect reasonably determined by the Administrative Agent to be material, in each case, without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed);
     (ii) simultaneously with the making of the initial Credit Extensions on the Closing Date, the WL Acquisition shall be closed in all material respects in accordance with the WL Acquisition Documents and Applicable Law, and all material conditions precedent to the closing of the WL Acquisition, as set forth in the WL Acquisition Documents, shall be satisfied (and not waived in any material respect, except with the prior consent of the Administrative Agent) to the reasonable satisfaction of the Administrative Agent;
     (iii) simultaneously with the making of the initial Credit Extensions on the Closing Date, the WL Equity Investments shall be made in all material respects in accordance with the WL Investment Documents and Applicable Law, and all material conditions precedent to the making of the WL Equity Investments, as set forth in the WL Investment Documents, shall be satisfied (and not waived in any material respect, except with the prior consent of the Administrative Agent) to the reasonable satisfaction of the Administrative Agent;
     (iv) the Borrower shall have received from the Parent Company, upon the terms contained in the WL Investment Documents, cash proceeds of the WL Equity Investment in an aggregate amount not less than $10,400,000;
     (v) each of Millin and the Principal Companies shall have executed and delivered the Millin Employment Agreement;
     (vi) each of Weiss and the Principal Companies shall have executed and delivered the Weiss Employment Agreement; and

     (vii) there shall have been delivered to the Administrative Agent and each Lender true, correct and complete copies of resolutions adopted by the Board of Directors of the Parent Company effective as of, and subject to, the WL Closing (A) increasing the number of members of the Board of Directors of the Parent Company from seven (7) to nine (9), and (B) approving the appointment of each of Millin and Weiss to fill the two vacancies on the Board of Directors of the Parent Company, and each of Millin and Weiss shall be members of the Board of Directors of the Parent Company effective as of the WL Closing.
     (e) The cash proceeds of the WL Equity Investment and the Loans made on the Closing Date shall, simultaneously with the making of the Loans on the Closing Date, be applied by the Borrower towards (i) payment of the purchase price of the WL Business and the WL Assets, (ii) payment in full of the entire outstanding amount of the Existing Assumed Indebtedness, and (iii) the payment of transaction costs relating to each of the foregoing.
     (f) There shall have been delivered to the Administrative Agent copies of each of the Real Property Leases assumed by the Borrower in connection with the WL Acquisition.
     (g) The Administrative Agent shall have received a duly completed Closing Date Compliance Certificate, reasonably satisfactory in form and substance to the Administrative Agent, signed by a Responsible Officer of each of the Principal Companies, and showing to the reasonable satisfaction of the Administrative Agent that, after giving pro forma effect to the completion of the WL Acquisition, the WL Equity Investment and the other WL Transactions upon the terms contained in the WL Transaction Documents and the making of the Loans on the Closing Date:
     (i) the Consolidated EBITDA of the WL Seller, determined on a pro forma basis for the period of twelve (12) consecutive months ended January 31, 2006, shall not be less than $4,500,000;
     (ii) the ratio of the Consolidated Total Debt of the Borrower and its Subsidiaries as at the Closing Date to the Consolidated EBITDA of the WL Seller and its Subsidiaries, determined on a pro forma basis for the period of twelve (12) consecutive months ended January 31, 2006, shall not exceed 2.90:1.00;
     (iii) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the payment in full of the Existing Assumed Indebtedness and the termination of all of the Liens on WL Assets securing the Existing Assumed Indebtedness, such payment and such termination to be completed immediately after the making of Loans on the Closing Date; and
     (iv) the aggregate amount of all unrestricted cash and cash equivalents owned by the Parent Company on a stand-alone basis on the Closing Date, determined after giving effect to the WL Transactions, including the WL Equity

Investment made by the Parent Company in the Borrower, shall not be less than $2,900,000.
For purposes of clause (i) and clause (ii) of this paragraph (g), the Consolidated EBITDA of the WL Seller for each of the monthly accounting periods from February 1, 2005 through the Closing Date shall be adjusted by also adding to Consolidated Net Income of the WL Seller for each of such monthly accounting periods, but only to the extent reflected as a charge in the statement of such Consolidated Net Income for each such period (and without duplication of any of the items of cost and expense already added to Consolidated Net Income in accordance with the definition of “Consolidated EBITDA”), certain non-going forward expense items in the maximum permissible amount identified by the Principal Companies for each of such monthly accounting periods and approved by the Administrative Agent. The maximum permissible amount of each of such non-going forward expense items identified by the Principal Companies for each of such monthly accounting periods and approved by the Administrative Agent is specified in Section 4.1 of the Disclosure Schedule (collectively, “Permitted EBITDA Addback Adjustments”).
     (h) The Total Outstandings on and as of the Closing Date, determined after giving pro forma effect to all of the Loans made or to be made hereunder on the Closing Date, shall not exceed $13,000,000.
     (i) The Administrative Agent shall have received forecasts prepared by the senior management of the Principal Companies, in form and detail reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Parent Company, the Borrower and the Subsidiary Guarantors for each Fiscal Year from 2006 through and including 2011, such forecasts to be on a Fiscal Quarter-basis through December 31, 2006.
     (j) The Principal Companies shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced in customary detail prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Principal Companies and the Administrative Agent).
     (k) The Closing Date shall have occurred on or before May 31, 2006.
Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each Instrument or document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying such Lender’s objection thereto.

     4.2. Conditions to all Credit Extensions. The obligations of each Lender to honor any Borrowing Request (other than a request for a continuation of any Eurodollar Rate Loan or for a conversion of Loans of one Type to another Type) is subject further to the satisfaction or waiver of each of the following conditions precedent:
     (a) The representations and warranties of each of the Principal Companies and other Loan Parties contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for representations and warranties that are already qualified as to materiality, which shall instead be true and correct) as of such earlier date, and except that, for purposes of this Section 4.2, the representations and warranties contained in paragraph (a) of Section 5.5 shall be deemed to refer to the most recent financial statements furnished pursuant to paragraph (a), (b) or (c), respectively, of Section 6.1.
     (b) No Default shall exist or would result from such proposed Credit Extension or from the application of any of the proceeds thereof.
     (c) The Administrative Agent shall have received a Borrowing Request from the Borrower in accordance with the requirements hereof.
Each Borrowing Request (other than any request for the continuation of any Eurodollar Rate Loan or for the conversion of any Loans of one Type to another Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.2(a) and Section 4.2(b) have been satisfied on and as of the date of such Borrowing Request and on and as of the date of the applicable Credit Extension.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Each of the Principal Companies represents and warrants to the Administrative Agent and the Lenders that:
     5.1. Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Applicable Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is qualified to do business and is in good standing under the Applicable Law of each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, and (d) is in compliance with all Applicable Law; except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to become a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Governing Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Liens under, or require any payments to be made under (i) any of the WL Transaction Documents or any other Contractual Obligation (other than any of the Loan Documents) to which such Person is a party or affecting such Person or the Properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; or (c) violate any Applicable Law.
     5.3. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for filings in connection with the security interests granted by the Loan Parties pursuant to the Collateral Documents.
     5.4. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable Debtor Relief Laws or other similar laws relating to or affecting creditors’ rights generally or by equitable principles relating to enforceability.
     5.5. Financial Statements; No Material Adverse Effect.
     (a) The Historical Financial Statements of the Parent Company (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Parent Company and its Subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other material liabilities, direct or contingent, of the Parent Company and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
     (b) Since the date of the Historical Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (c) The consolidated pro forma balance sheet of the Parent Company and its Subsidiaries as at the Closing Date, copies of which have been furnished to the Administrative

Agent, fairly presents in all material respects the consolidated pro forma financial condition of the Parent Company and its Subsidiaries as at the Closing Date after giving effect on a Pro Forma Basis to the implementation of the WL Transactions and the transactions contemplated hereby.
     (d) The consolidated forecasted balance sheets and statements of income or operations and cash flows of the Parent Company and its Subsidiaries delivered pursuant to Section 6.1(d) or (as the case may be) Section 4.1(i) were prepared in good faith on the basis of assumptions which were fair in all material respects in light of the conditions existing at the time of delivery of such forecasts.
     5.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any of the Principal Companies, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Loan Parties or against any of their Properties or revenues that (a) purport to prohibit the execution, delivery or performance of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Section 5.6 of the Disclosure Schedule, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.7. No Default. None of the Loan Parties is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of any of the transactions contemplated by this Agreement, any other Loan Document or any of the WL Transaction Documents.
     5.8. Environmental Compliance. No Loan Party has any Environmental Liabilities that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.9. Insurance. The material tangible Properties of each of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Borrower in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles, and covering such risks as are customarily carried by companies engaged in the same or similar businesses and owning similar Properties in localities where each such Loan Party operates.
     5.10. Taxes. Except as set forth in Section 5.10 of the Disclosure Schedule, to the knowledge of the Principal Companies, each Loan Party has filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Principal Companies, there is no proposed tax assessment against any of the Loan Parties that would, if made, have a Material Adverse Effect.

     5.11. ERISA Compliance.
     (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of each of the Principal Companies, nothing has occurred which would prevent, or cause the loss of, such qualification, except as could not reasonably be expected to have a Material Adverse Effect. Each of the Principal Companies and ERISA Affiliates have made all material required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the knowledge of any of the Principal Companies, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a material liability to any Loan Party; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Principal Companies nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Principal Companies nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Principal Companies nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.12. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) None of the Principal Companies is engaged, and none of the Principal Companies will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Principal Companies, any Person Controlling the Principal Companies or any Subsidiary Guarantor (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

     5.13. Compliance with Laws. Each of the Loan Parties is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     5.14. Existing Indebtedness, Liens and Investments; etc.
     (a) Each item of Indebtedness of each of the Principal Companies (other than the Existing Assumed Indebtedness), the outstanding principal amount of which is $100,000 or more as of the Closing Date (after giving pro forma effect to the WL Transactions completed on or prior to the Closing Date), is identified in Section 5.14(a) of the Disclosure Schedule (all of the Indebtedness so described (other than Indebtedness under the Loan Documents) being herein called, collectively, the “Existing Indebtedness”). With respect to each item of Existing Indebtedness identified in Section 5.14(a) of the Disclosure Schedule, the outstanding principal amount of which is $100,000 or more on or as of the Closing Date, the Parent Company has delivered or otherwise made available to the Administrative Agent a true and complete copy of each Instrument evidencing such Existing Indebtedness or pursuant to which such Existing Indebtedness was issued or secured (including each amendment, consent, waiver or other Instrument executed and/or delivered in respect thereof), as the same is in effect on or as of the Closing Date. Except as otherwise disclosed in Section 5.14(a) of the Disclosure Schedule, none of the Principal Companies is in default in the payment of any Existing Indebtedness, which payments, in the aggregate, exceed $100,000, or in default or breach, in any material respect, in the performance of any other material obligation under any Instrument evidencing or governing any Existing Indebtedness (in an aggregate amount exceeding $100,000) or pursuant to which any such Existing Indebtedness (in an aggregate amount exceeding $100,000) was issued or secured.
     (b) Section 5.14(b) of the Disclosure Schedule identifies all of the Liens upon Property of any of the Principal Companies that secure Existing Indebtedness of any of the Principal Companies and that are in existence on or as of the Closing Date and either (i) are known to any of the Principal Companies on or as of the Closing Date, or (ii) are of record on and as of the Closing Date.
     (c) Section 5.14(c) of the Disclosure Schedule also identifies each Investment of any of the Principal Companies that is owned or held or is outstanding or in effect on or as of the Closing Date, other than insubstantial and immaterial Investments and other than Investments of the kind described in any of clause (a), (b) or (d) of Section 7.2.
     5.15. Transactions with Affiliates. Section 5.15 of the Disclosure Schedule identifies (a) all (if any) Indebtedness of the Parent Company or the Borrower to any Affiliate of the Borrower on or as of the Closing Date, and material Contractual Obligations of the Parent Company or the Borrower to any Affiliate of the Borrower on or as of the Closing Date, and (b) all (if any) Indebtedness of any Affiliate of the Borrower to any of the Loan Parties on or as of the Closing Date, material Contractual Obligations of any Affiliate of the Borrower to any of the

Loan Parties on or as of the Closing Date, and Investments in any Affiliates of the Borrower owned, held or controlled by any of the Loan Parties on or as of the Closing Date.
     5.16. Corporate Structure; etc.
     (a) Section 5.16(a) of the Disclosure Schedule identifies, as of the Closing Date, each Subsidiary of the Parent Company or the Borrower and each Subsidiary Guarantor. Section 5.16(a) of the Disclosure Schedule identifies, with respect to each of the Principal Companies and its Subsidiaries (other than the Excluded Subsidiaries) identified in Section 5.16(a) of the Disclosure Schedule, as of the Closing Date, (i) the State or other jurisdiction of organization of each such Person, (ii) the number of authorized and outstanding shares of each class of Equity Interests in each such Person, and (iii) with respect to each Subsidiary of the Parent Company or the Borrower, (A) each Person which owns or Controls (whether legally or beneficially) any of the Equity Interests in each such Subsidiary, and (B) the number of shares or units of each class or kind of Equity Interests so owned or Controlled by each such Person.
     (b) Except as set forth in Section 5.16(b) of the Disclosure Schedule, and except as otherwise expressly permitted by Section 7.7, the Parent Company engages in no business activities and has no material assets or Property (other than Equity Interests in the Borrower, the Excluded Subsidiaries, and any Subsidiary Guarantors, and cash or cash equivalents) or material liabilities (other than its Guarantee provided in the Guaranty Agreement, its other Obligations under the Loan Documents, its obligations in respect of certain Existing Indebtedness and such other liabilities as are otherwise permitted or contemplated by this Agreement).
     (c) Prior to the Closing Date, the Borrower has not engaged in any business or incurred any Indebtedness or any other liabilities (except in connection with its formation, the WL Transactions, the WL Transaction Documents, the Existing Assumed Indebtedness and the Loan Documents).
     5.17. Title to Real Properties; etc.
     (a) All Real Property owned or leased by any of the Principal Companies as of the Closing Date, and the nature of the interest therein, is identified in Section 5.17(a) of the Disclosure Schedule. Except as otherwise disclosed in Section 5.17(a) of the Disclosure Schedule, and except for such defects in title as could not reasonably be expected to have a Material Adverse Effect, and except for Liens permitted by Section 7.1, each of the Loan Parties has good legal title to, or valid leasehold interests in, all Real Property used in the ordinary conduct of its businesses, including all Real Property identified in Section 5.17(a) of the Disclosure Schedule.
     (b) The present use of any Real Property owned or leased by any of the Loan Parties is in compliance in all material respects with all applicable licenses and other Applicable Law, where failure so to comply could reasonably be expected to result in any Material Adverse Effect. Each Real Property Lease pursuant to which any of the Loan Parties has, as lessee, rights in Real Property is in full force and effect.
     5.18. Intellectual Property; Licenses; etc. Each of the Loan Parties owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights,

patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses. To the knowledge of each of the Principal Companies, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any of the Loan Parties infringes upon any rights held by any other Persons, except for such infringements that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of each of the Principal Companies, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19. Rights in Collateral; Priority of Liens. Each of the Principal Companies and other Loan Parties has rights in the Property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, except Liens permitted by Section 7.1. Upon the proper filing of UCC financing statements, and the taking of the other actions required by the Administrative Agent, the Liens granted pursuant to the Collateral Documents will constitute valid and perfected Liens in the Collateral in favor of the Administrative Agent, for the ratable benefit of the Administrative Agent and the other Secured Parties.
     5.20. Deposit Accounts; etc.
     (a) Section 5.20 of the Disclosure Schedule identifies each of the Deposit Accounts and other similar accounts of every kind maintained by any of the Principal Companies on or as of the Closing Date with any bank or other financial institution or with any mutual fund, securities broker, investment banking firm or other Person (collectively, “Existing Deposit Accounts”). Section 5.20 of the Disclosure Schedule sets forth: (i) the name or other designation of each account identified therein; and (ii) the name and address of the institution or other Person with which each such account is maintained. The Principal Companies have furnished to the Administrative Agent accurate information regarding the account number of each of the Existing Deposit Accounts.
     (b) None of the Principal Companies owns, controls or maintains any Deposit Accounts or any other similar accounts, on or as of the Closing Date, except the Existing Deposit Accounts identified in Section 5.20 of the Disclosure Schedule.
     5.21. WL Transaction Documents; etc.
     (a) The representations and warranties of each of the Principal Companies set forth in the WL Transaction Documents will be true and correct in all material respects on and as of the respective dates made, and such representations and warranties will be true and correct in all material respects on and as of the Closing Date.
     (b) There is no pending or, to the knowledge of the Principal Companies, threatened litigation or governmental investigation or proceeding against any of the Principal Companies or to which any of the Properties of any thereof is subject which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, any of the WL Transactions or the WL Transaction Documents.

     (c) Each of the WL Transaction Documents and Real Property Leases (other than any WL Transaction Document or Real Property Lease which has expired, terminated or lapsed in accordance with its terms) is in full force and effect. No material default on the part of any of the Principal Companies or (to the knowledge of any of the Principal Companies) any other Person bound by any of the WL Transaction Documents or Real Property Leases, and no material breach by any of the Principal Companies or (to the knowledge of any of the Principal Companies) by any such other Person in the performance or observance of any of its material agreements or obligations thereunder, is continuing. None of the Principal Companies nor (to the knowledge of any of the Principal Companies) any other Person bound by any of the WL Transaction Documents or Real Property Leases has, on account of the occurrence of any material default thereunder, exercised or attempted to exercise any rights of termination, cancellation or rescission thereunder; and, to the knowledge of any of the Principal Companies, no material default or other similar condition is continuing which permits any of the Principal Companies or any other Person bound by any of the WL Transaction Documents or Real Property Leases to exercise any rights of termination, cancellation or rescission thereunder.
     (d) As of the Closing Date, each of Millin and Weiss is a member of the Board of Directors of the Parent Company, and Millin is the chief executive officer of the Borrower. As of the Closing Date, there is no present intention on the part of the Parent Company or a majority of its Board of Directors to effect a change in the membership of the Parent Company’s Board of Directors by (i) removing either Millin or Weiss as a member of the Parent Company’s Board of Directors, or (ii) seeking the resignation of either Millin or Weiss as a member of the Parent Company’s Board of Directors.
     5.22. Disclosure. Each of the Principal Companies has disclosed to the Administrative Agent all agreements, Instruments and corporate or other restrictions to which it or any of the Loan Parties is subject, and all other facts known to it (other than matters of a general economic nature), that, individually or in the aggregate, could reasonably be expected to result in any Material Adverse Effect. No representation or warranty of any of the Principal Companies in any report, financial statement, certificate or other document furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, with respect to projected financial information, (a) each of the Principal Companies represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and (b) each of the Lenders and the Administrative Agent recognizes that such projections as to future events are not to be viewed as facts and that actual results may differ from the projections.

ARTICLE 6
AFFIRMATIVE COVENANTS
So long as any of the Lenders shall have any Commitments hereunder or any of the Loans or other Obligations hereunder shall remain unpaid or unsatisfied, each of the Principal Companies shall, and shall cause each of the Loan Parties to:
     6.1. Financial Statements. Deliver to the Administrative Agent a sufficient number of copies for delivery by the Administrative Agent to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Parent Company, a consolidated and consolidating balance sheet of the Parent Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth, in each case in comparative form, the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by a Responsible Officer of each of the Principal Companies to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent Company and its Subsidiaries;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent Company, a consolidated and consolidating balance sheet of the Parent Company and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Parent Company’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of each of the Principal Companies as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (c) as soon as available, but in any event within forty-five (45) days after the end of each month (except the last month of each Fiscal Quarter), consolidated statements of income or operations and cash flows of the Borrower and the other Subsidiary Loan Parties for such month and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding month of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of each of the Principal Companies as fairly presenting in all material respects the results of operations and cash flows of the Borrower and the other Subsidiary Loan Parties in accordance with GAAP, subject to normal year-end audit and other normal accounting adjustments and the absence of footnotes; and
     (d) as soon as available, but in any event not more than forty-five (45) days after the beginning of each Fiscal Year of the Parent Company, forecasts which shall have been prepared by the senior management of the Parent Company and presented to the Board of Directors of the Parent Company, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders, of a consolidated balance sheet and statements of income or operations and cash flows of each of (i) the Parent Company and its Subsidiaries for such Fiscal Year, and (ii) the Borrower and its Subsidiaries for such Fiscal Year, each of such forecasts to be on a Fiscal Quarter-basis, and, as soon as available thereafter in such Fiscal Year, any material changes to such forecasts for such Fiscal Year from time to time prepared by such senior management during such Fiscal Year.
     6.2. Certificates; Other Information. Deliver to the Administrative Agent a sufficient number of copies for delivery by the Administrative Agent to each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) (i) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a duly completed Compliance Certificate signed by a Responsible Officer of each of the Principal Companies; and (ii) concurrently with the delivery of the financial statements referred to in Sections 6.1(a), 6.1(b) and 6.1(c): (A) a written report prepared by a Responsible Officer of the Borrower setting forth (in each case) in reasonable detail (1) for each material product line of the Borrower and the other Subsidiary Loan Parties, the gross sales of the Borrower and the other Subsidiary Loan Parties for such month for each such product line, and (2) the net sales (in total for all product lines) of the Borrower and the other Subsidiary Loan Parties for such month, determined on a consolidated basis in accordance with GAAP; and (B) a written report prepared by a Responsible Officer of the Parent Company setting forth (in each case) in reasonable detail (1) all unrestricted cash and cash equivalents owned by the Parent Company on a stand alone basis as at the last day of such month, (2) the Parent Company Overhead Expense Items actually paid in such month, (3) the Borrower Overhead Expense Items actually paid in such month, (4) the Restricted Payments actually made to the Parent Company in such month pursuant to Section 7.6(c), and (5) the Restricted Payments actually made to the Parent Company in such month pursuant to Section 7.6(d);
     (b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent Company or the Borrower by independent accountants in connection with the accounts or books of any of the Loan Parties, or any audit of any of them;

     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent Company in their capacity as such, and copies of all annual, regular, periodic and special reports and registration statements filed by the Parent Company with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to Section 6.1 or any other clause of this Section 6.2;
     (e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) on which the Parent Company posts such documents, or provides a link thereto on the Parent Company’s website on the Internet at the website address listed on Schedule 10.2; or (B) on which such documents are posted on the Parent Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website, or whether sponsored by the Administrative Agent); provided, however, that: (1) upon request by the Administrative Agent or any Lender, the Parent Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Company to deliver such paper copies until a written request to cease delivering paper copies is given to the Parent Company by the Administrative Agent or such Lender; and (2) the Parent Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Company or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it and maintaining its copies of such documents.

     Each of the Parent Company and the Borrower hereby acknowledges that (A) the Administrative Agent may (in its sole discretion) make available to the Lenders materials and/or information provided by or on behalf of the Parent Company or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent Company or its securities) (each, a “Public Lender”). Each of the Parent Company and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders, and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each of the Parent Company and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Company or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     6.3. Notices. Promptly upon any Responsible Officer of either Principal Company obtaining knowledge thereof, notify the Administrative Agent:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (but, in each case, only to the extent that the same has resulted or could reasonably be expected to result in a Material Adverse Effect): (i) any material breach or non-performance of, or any material default under, any Contractual Obligation of any Loan Party; (ii) any material dispute, litigation, investigation or proceeding between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;
     (c) the termination, cancellation or rescission of either of the WL Employment Agreements; the termination of the employment of Millin as the chief executive officer of the Borrower; or the termination for any reason of the membership of Millin or Weiss on the Board of Directors of the Parent Company;
     (d) of the occurrence of any ERISA Event; and
     (e) of any material change in accounting policies or financial reporting practices by any Loan Party.
Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of one of the Principal Companies setting forth details of the occurrence referred to therein and stating what action each of the Principal Companies has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe in reasonable detail the Default which has occurred.
     6.4. Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Parties with respect thereto; (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of its Property (except as otherwise permitted by Section 7.1); and (c) all Indebtedness (other than the Obligations) having an aggregate principal amount in excess of the Threshold Amount, as and when due and payable, but subject to any subordination provisions contained in any Instrument or agreement evidencing such Indebtedness, unless the obligations with respect to any such Indebtedness are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Parties with respect thereto.
     6.5. Preservation of Existence; etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Law of the jurisdiction of its organization, except in a transaction permitted by Section 7.4 or Section 7.5, and except with respect to inactive and immaterial Subsidiaries of the Borrower and the Parent Company; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.6. Maintenance of Properties. (a) Maintain and preserve all of its material Properties and equipment necessary in the operation of its business, and (b) make all necessary repairs thereto and renewals and replacements thereof, except, with respect to clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.7. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any of the Principal Companies, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing (where applicable), in the case of all material insurance policies, for not less than thirty (30) days’ prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance.
     6.8. Compliance with Laws. Comply in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.9. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each of the Loan Parties, subject to normal adjustments at the end of fiscal periods; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party.
     6.10. Inspection Rights. Permit representatives and independent contractors (to the extent that such independent contractors have agreed to be bound by the terms of Section 10.7) of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its managers, directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that, when any Event of Default exists and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors (to the extent that such independent contractors have agreed to be bound by the terms of Section 10.7)) may do any of the foregoing at any time during normal business hours and without advance notice. All of the reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent and the Lenders in connection with the conduct of each of such visits and inspections shall be for the account of the Borrower; provided, however, that the Borrower shall not be responsible for the costs and expenses of more than one such visit and inspection by the Administrative Agent and the Lenders per Fiscal Year while no Events of Default are continuing.
     6.11. Use of Proceeds. Use the proceeds of each of the Credit Extensions for the purposes described in Section 2.14 and not in contravention of any Applicable Law or any of the Loan Documents.
     6.12. Additional Guarantors. Notify the Administrative Agent at the time that any Person becomes a Subsidiary of the Borrower or the Parent Company at any time after the Closing Date, and promptly thereafter (and in any event within 30 days), cause such Person (unless such Person is a Foreign Subsidiary of any of the Principal Companies) to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty Agreement or such other Instrument as the Administrative Agent shall reasonably deem appropriate for such purpose, and (b) deliver to the Administrative Agent Instruments and other documents of the types referred to in Section 6.15 and (if requested by the Administrative Agent) favorable legal opinions of counsel to such Person addressed to the Administrative Agent and the other Secured Parties (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     6.13. Collateral Records. To execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by the Borrower or any other Loan Party, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit any of the Liens on the Collateral granted pursuant to the Collateral Documents.
     6.14. Deposit Accounts. It is the express intention and agreement of each of the Principal Companies that the Administrative Agent shall, at all times (a) from and after the Closing Date, with respect to Deposit Accounts maintained with Citizens Bank of Massachusetts on the Closing Date, and (b) from and after the ninetieth day following the Closing Date with respect to all other Deposit Accounts, have a perfected first-priority security interest and Lien upon each Deposit Account from time to time maintained by any of the Loan Parties with any Person or Persons. In order to give effect to this express intention and agreement, each of the Principal Companies hereby agrees that it shall, from and after the Closing Date with respect to Deposit Accounts with Citizens Bank of Massachusetts, and from and after the ninetieth day following the Closing Date with respect to all other Deposit Accounts, except as and to the extent otherwise agreed by the Administrative Agent, cause each of the financial institutions, including Lenders and their Affiliates, with which any Deposit Accounts are at any time maintained by any of the Loan Parties to enter into account control agreements in form and substance reasonably satisfactory to the Administrative Agent (or, in the case of any Deposit Accounts subject to the Applicable Laws of jurisdictions outside of the United States, such other Instruments in lieu thereof as may be reasonably requested by the Administrative Agent) with respect to each of the Deposit Accounts from time to time maintained with such financial institution.
     6.15. Identification of Subsidiaries; Provision of Collateral.
     (a) If and whenever any direct or indirect Subsidiary of any of the Principal Companies shall be created, formed or acquired by any of the Principal Companies or their Subsidiaries at any time after the Closing Date:
     (i) furnish to the Administrative Agent a written notice identifying such Subsidiary and setting forth with respect to such Subsidiary all of the following information: (A) the State or other jurisdiction of organization of each such Person; (B) the number of authorized and outstanding shares or other units of each class of Equity Interests in each such Person; and (C) with respect to each Subsidiary of any of the Principal Companies, (1) each Person which owns or controls (whether legally or beneficially) any of the Equity Interests of each such Subsidiary, and (2) the number of shares or units of each class or kind of Equity Interests so owned or controlled by each such Person.; and
     (ii) promptly comply with, and cause such Subsidiary to comply with, the applicable terms of paragraph (b) of this Section 6.15.
     (b) Promptly (and in any event within 30 days, or, with respect to any legal opinion, 60 days) after the consummation of any acquisition or the creation, formation or acquisition of any new Subsidiary of any of the Principal Companies:

     (i) in the case of any acquisition of Equity Interests of any such Subsidiary by any of the Loan Parties, whether in connection with the creation, formation or acquisition of a Subsidiary or otherwise: (A) deliver or cause to be delivered to the Administrative Agent in pledge all of the certificates representing such Equity Interests (provided, however, that notwithstanding anything to the contrary contained herein, such pledge shall be limited to 65% of the voting Equity Interests of any Foreign Subsidiary of any of the Principal Companies, unless a pledge of more than 65% of the voting Equity Interests of such Foreign Subsidiary would not trigger any adverse tax consequences to any of the Principal Companies or their Subsidiaries), such Equity Interests to be held by the Administrative Agent in pledge in accordance with the terms of the Pledge Agreement; and (B) cause such Subsidiary to execute and deliver to the Administrative Agent (1) joinder agreements in form and substance reasonably satisfactory to the Administrative Agent upon the terms of which such Subsidiary shall become a party to and bound by the Security Agreement, an Intellectual Property Security Agreement, and the Pledge Agreement, the effect of which shall be that, as of the date set forth in such joinder agreements, such Subsidiary shall become a party to each such Instrument and be bound by the terms thereof, and (2) such UCC financing statements and other Security Instruments as shall be required by the Administrative Agent to perfect the security interests and Liens in Collateral being pledged and granted by such Subsidiary pursuant to the Security Agreement and the other Collateral Documents (provided, however, that notwithstanding anything to the contrary contained herein, if such Subsidiary is a Foreign Subsidiary of any of the Principal Companies, such Foreign Subsidiary shall not be required to execute and deliver any such joinder agreements or Security Instruments, unless the execution and delivery thereof would not trigger any adverse tax consequences to any of the Principal Companies or their Subsidiaries); and
     (ii) in each such case, provide to the Administrative Agent all such other documentation, Governing Documents and resolutions as the Administrative Agent shall reasonably deem necessary or advisable in connection with such acquisition of Property or the creation, formation or acquisition of such Subsidiary.
     (c) With respect to any material personal Property acquired at any time after the Closing Date by any of the Loan Parties (other than any Property subject to a Lien expressly permitted by Section 7.1 as to which the Administrative Agent does not have a perfected Lien), each of the Principal Companies shall promptly (i) execute and deliver (or otherwise cause to be executed and delivered) to the Administrative Agent such amendments to the Collateral Documents or such other Security Instruments as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent a perfected first-priority security interest in such Property, and (ii) take all action necessary or advisable to grant to the Administrative Agent a perfected first-priority security interest in such Property, including, without limitation, assisting with the preparation of UCC financing statements and other Security Instruments as may be required by the Collateral Documents or by Applicable Law or as may be reasonably requested by the Administrative Agent.
     (d) With respect to any interest in any Real Property (including any Leased Property) that is owned or leased by any of the Loan Parties, promptly (and in any event within 60 days) after the Administrative Agent shall, while any Events of Default are continuing, deliver to the

Principal Companies a written request therefor, (i) execute and deliver a Mortgage in favor of the Administrative Agent covering such interest in Real Property, which Mortgage shall grant to the Administrative Agent a first-priority Lien in such interest in Real Property (but subject always to any Liens permitted by Section 7.1), and, in connection therewith, if requested by the Administrative Agent, obtain for the Administrative Agent mortgagees’ title insurance policies reasonably satisfactory to the Administrative Agent; (ii) if requested by the Administrative Agent, provide the Administrative Agent with (A) extended coverage insurance covering such Real Property in an amount at least equal to the purchase price of such interest in Real Property (or such other amount as shall be reasonably agreed upon by the Administrative Agent and the Borrower), as well as a current ALTA survey thereof, together with a surveyor’s certificate, (B) except to the extent that the protections afforded to the Administrative Agent thereby are provided under any applicable Real Property Lease, any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent, and with respect to any fee interest, a copy of the deed through which such parcel was acquired or, with respect to any leasehold interest, a copy of the Real Property Lease through which such leasehold was acquired, together with evidence that such Real Property Lease, or a memorandum of Real Property Lease with respect thereto, has been recorded prior to such Mortgage, if required by the Applicable Law of the relevant state in order to obtain a Leasehold Mortgage of record in respect of such leasehold; and (C) a Phase I environmental audit or other reasonably acceptable environmental due diligence report with respect to such Real Property; and (iii) if requested by the Administrative Agent, deliver to Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (e) With respect to any interest in any Leased Property leased by any of the Loan Parties under any Real Property Lease executed and delivered after the Closing Date (otherwise than in connection with the WL Acquisition), provide to the Administrative Agent any landlord consents reasonably deemed necessary or advisable by the Administrative Agent with respect to such Real Property Lease, such consents (i) to be in or substantially in the form of Exhibit H or otherwise in such other form as shall from time to time be approved by the Administrative Agent, and (ii) to be provided to the Administrative Agent within thirty (30) days after the date on which any such Real Property Lease is executed and delivered.

     6.16. Additional WL Equity Investment and Information Regarding WL Transactions; etc.
     (a) Within sixty (60) days after the Closing Date, the Parent Company shall have made an additional equity contribution in the Borrower of $1,000,000 upon the terms contained in WL Investment Documents, so that the total amount of the WL Equity Investment that shall have been made by the Parent Company in the Borrower from and after the Closing Date shall not be less than $11,400,000 in the aggregate.
     (b) Furnish to the Administrative Agent and the Lenders such reasonably detailed information pertaining to the WL Transactions as the Administrative Agent or any of the Lenders may from time to time reasonably request.
     (c) Use all reasonable efforts in good faith to cause each of Millin and Weiss to be nominated for election to the Board of Directors of the Parent Company by the stockholders of the Parent Company at each annual stockholders’ meeting of the Parent Company held on or prior to the fourth anniversary of the Closing Date; provided, however, that the obligations of the Parent Company under this paragraph (c) with respect to Millin, or (as the case may be) Weiss, shall terminate if such Person’s employment with the Borrower shall have been terminated for cause or by reason of his resignation or his other voluntary action, death or disability.
     (d) Upon any Responsible Officer of any of the Principal Companies obtaining knowledge of any thereof, give written notice (accompanied by a reasonably detailed explanation with respect thereto) promptly to the Administrative Agent or the Lenders of: the termination, cancellation or rescission of any of the WL Transaction Documents or Real Property Leases; any material change (whether written or oral) in any of the material terms or conditions of any of the WL Transactions, WL Transaction Documents or Real Property Leases; or the occurrence of any material default under any of the WL Transaction Documents or Real Property Leases by any Person or Persons party thereto.
     6.17. Key Man Life Insurance Assignment. The Principal Companies shall deliver to the Administrative Agent, within sixty (60) days after the Closing Date, (a) the original copy of each of the Key Man Life Insurance Policies, which policies shall be in the aggregate amount of not less than $10,000,000, and (b) counterparts of the Key Man Life Insurance Assignment, in or substantially in the form of Exhibit G, signed and notarized by the owner or owners of the Key Man Life Insurance Policies and by Millin, as the insured. In the event that the insurer under the Key Man Life Insurance Policies shall, after request by the Administrative Agent to do so, refuse to file the Key Man Life Insurance Assignment of record at the head office of the insurer, then the Principal Companies and the Administrative Agent shall in good faith prepare for execution and delivery by all parties a new form of key man life insurance assignment that will be reasonably satisfactory to the Administrative Agent and that the insurer will agree to file at the head office. So long as Millin shall be an employee of the Borrower or a member of the Board of Directors of the Parent Company, the Principal Companies shall, at all times from and after the delivery of the Life Insurance Policies to the Administrative Agent, maintain the Key Man Life Insurance Policies in force in an aggregate amount not less than $10,000,000.

ARTICLE 7
NEGATIVE COVENANTS
So long as any of the Lenders shall have any Commitments hereunder or any of the Loans or other Obligations hereunder shall remain unpaid or unsatisfied, the Principal Companies shall not, and the Principal Companies shall not permit any of the other Loan Parties to, directly or indirectly:
     7.1. Liens. Create, incur, assume or suffer to exist any Liens upon any of its Property, assets or revenues, whether now owned or hereafter acquired, except:
     (a) Liens under any of the Loan Documents;
     (b) Liens existing on the Closing Date and identified and described in Section 5.14 of the Disclosure Schedule, and any renewals or extensions thereof; provided that (i) the Property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);
     (c) Liens for taxes, fees, assessments and other charges of any Governmental Authority not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, Liens of banks, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Liens imposed by ERISA;
     (f) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance and return of money bonds, government contracts and other obligations of a like nature incurred in the ordinary course of business;
     (g) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

     (h) easements, rights-of-way, restrictions, encroachments, leases and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) any zoning or similar law or right reserved for or vested in any Governmental Authority to control or regulate the use of any Real Property;
     (j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);
     (k) Liens securing Indebtedness permitted under Section 7.3(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, or, if applicable, subject to such Capital Lease, and (ii) in the case of Liens in respect of purchase money Indebtedness, the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition;
     (l) licenses, leases or subleases granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of any of the Loan Parties;
     (m) Liens securing Indebtedness of any of the Subsidiary Loan Parties assumed in connection with any Permitted Acquisition; provided, however, that (i) such Liens exist at the time of the completion of such Permitted Acquisition and were not created in anticipation thereof; (ii) such Liens do not at any time encumber any Property other than the Property that is the subject of such Permitted Acquisition; and (iii) the Indebtedness secured thereby is permitted under Section 7.3(f);
     (n) Liens securing the Existing Assumed Indebtedness; and
     (o) other Liens not otherwise permitted by any of the other clauses of this Section 7.1 securing Indebtedness of any of the Subsidiary Loan Parties permitted under Section 7.3 (including Liens on cash collateral securing letters of credit issued for the account of any of the Subsidiary Loan Parties); provided, however, that the aggregate amount (determined for the Subsidiary Loan Parties on a consolidated basis) of all of such Indebtedness incurred pursuant to this clause (o) shall not at any time exceed $500,000.
     7.2. Investments. Make any Investments, except:
     (a) Investments made pursuant to any of the Loan Documents;
     (b) Investments held by any of the Loan Parties in the form of cash, cash equivalents or short-term marketable debt securities;

     (c) (i) advances to managers, directors, officers, consultants or employees of any of the Loan Parties for travel, entertainment, relocation and analogous ordinary business purposes, (ii) notes or other obligations not in excess of $250,000 in the aggregate of one or more managers, directors, officers, consultants or employees of any of the Loan Parties in connection with such managers’, directors’, officers’ consultants’ or employees’ acquisition of shares of the Parent Company’s Permitted Equity Interests pursuant to any equity incentive plan, and (iii) cancellation of notes issued by one or more managers, directors, officers, consultants or employees of any of the Loan Parties in connection with the termination of such managers’, directors’, officers’, consultants’ or employees’ employment or any put rights such managers, officers, directors, consultants or employees may have under employment, consulting or service agreements in an aggregate amount not in excess of $250,000;
     (d) Investments of the Parent Company in the Borrower or any of the Subsidiary Guarantors; Investments of the Borrower in any of the Subsidiary Guarantors; and Investments of any Subsidiary Guarantors in the Borrower or in any Subsidiary Guarantors, including Investments consisting of intercompany Indebtedness permitted by Section 7.3(c);
     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss (including Investments in Equity Interests that constitute security for, and are acquired in connection with the enforcement of, Indebtedness or claims due or owing in the ordinary course of business to any Loan Party);
     (f) Guarantees permitted by Section 7.3;
     (g) promissory notes and other non-cash consideration received in connection with any Disposition permitted by Section 7.5;
     (h) Investments in Swap Contracts, if and to the extent permitted by Section 7.3(d);
     (i) the WL Acquisition;
     (j) Permitted Acquisitions by the Borrower or any of the Subsidiary Guarantors; provided, however, that the aggregate Amount of all of such Permitted Acquisitions completed after the Closing Date (determined in each case for the Borrower and the Subsidiary Guarantors on a consolidated basis), shall not exceed $7,500,000;
     (k) Investments of the Parent Company in the Excluded Subsidiaries made from time to time after the Closing Date for the principal purpose of liquidating, winding up and dissolving the Excluded Subsidiaries; provided, however, that the aggregate amount of all of such Investments made by the Parent Company in the Excluded Subsidiaries shall not exceed $250,000 (determined for all Excluded Subsidiaries on a consolidated basis) in each Fiscal Year;

     (l) Investments existing on the Closing Date and identified and described in Section 5.14 of the Disclosure Schedule; and
     (m) other Investments by the Borrower or any of the Subsidiary Guarantors not otherwise permitted by any of the other clauses of this Section 7.2; provided, however, that (i) the aggregate amount (determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all of the Investments made after the Closing Date pursuant to this clause (m) shall not exceed $250,000, and (ii) none of the Investments made pursuant to this clause (m) shall be made in any of the Excluded Subsidiaries.
     7.3. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under any of the Loan Documents;
     (b) Indebtedness outstanding on the Closing Date and identified and described in Section 5.14 of the Disclosure Schedule, and any refinancings, refundings, renewals or extensions thereof; provided, however, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees, costs and expenses reasonably incurred, in connection with such refinancing, and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any Instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or Instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
     (c) (i) Guarantees by any of the Principal Companies or any of the Subsidiary Guarantors in respect of any Indebtedness of the Borrower or any of the Subsidiary Guarantors otherwise permitted hereunder, and (ii) Indebtedness of any Subsidiary Loan Party to another Subsidiary Loan Party;
     (d) obligations (contingent or otherwise) of the Borrower or any of the Subsidiary Guarantors existing or arising under any Swap Contract; provided, however, that, with respect to any Swap Contract, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, currency exchange, investments, assets or Property held or reasonably anticipated by such Person, and not for purposes of speculation or taking a “market view”, and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Indebtedness of the Borrower or any of the Subsidiary Guarantors (other than Indebtedness permitted under Section 7.3(g)) in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for Capital Assets within the limitations set forth in Section 7.1(k); provided, however, that the aggregate amount

(determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all such Indebtedness at any one time outstanding shall not exceed $500,000;
     (f) Indebtedness not in excess of $500,000 at any one time outstanding consisting of reimbursement obligations in respect of letters of credit issued for the account of any of the Loan Parties;
     (g) Indebtedness of the Borrower or any of the Subsidiary Guarantors assumed in connection with any Permitted Acquisition; provided, however, that (i) such Indebtedness existed at the time of the completion of such Permitted Acquisition and was not incurred or created in anticipation of such Permitted Acquisition, and (ii) the aggregate amount (determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all of the Indebtedness so assumed after the Closing Date shall not exceed $2,000,000;
     (h) the issuance by any of the Subsidiary Loan Parties of any unsecured Indebtedness constituting consideration payable by any of the Subsidiary Loan Parties for or in respect of any Permitted Acquisition; provided, however, that (i) the aggregate amount (determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all of the Indebtedness so issued after the Closing Date shall not exceed $2,000,000; and (ii) the material terms taken as a whole of any such Indebtedness, and of any agreements entered into and of any Instruments issued in connection therewith, shall be subject to the approval of the Administrative Agent and the Required Lenders (which approvals shall not be unnecessarily withheld or delayed);
     (i) unsecured subordinated Indebtedness of the Parent Company to members of the Existing Investor Group or any of their Affiliates; provided, however, that the terms relating to principal amount, amortization, maturity, and subordination, and other material terms taken as a whole, of any such Indebtedness, and of any agreement entered into and of any Instrument issued in connection therewith, shall be reasonably satisfactory to the Administrative Agent and Required Lenders; and
     (j) other Indebtedness of Borrower or any of the Subsidiary Guarantors not otherwise permitted by any of the other clauses of this Section 7.3; provided, however, that (i) such Indebtedness shall not be secured by any Liens on any of the Property of any of the Principal Companies or its Subsidiaries, and (ii) the aggregate amount (determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all of such Indebtedness incurred pursuant to this clause (g) shall not at any time exceed $250,000.
     7.4. Fundamental Changes; etc.
     (a) Merge, dissolve, liquidate, consolidate with or into any other Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, with respect to clauses (i) through (iii), so long as no Event of Default is then continuing and so long as, to the knowledge of any Principal Company, no Default exists and no Default would result therefrom:

     (i) any Subsidiary Guarantor may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiary Guarantors;
     (ii) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any other Subsidiary Guarantor;
     (iii) in connection with any Permitted Acquisition, any Subsidiary Guarantor may merge or consolidate with any other Person or permit any Person to merge into or consolidate with it; provided, however, that the Person surviving such merger shall also be a Subsidiary Guarantor; and
     (iv) in the case of any Subsidiary Guarantor, upon the terms of any transaction otherwise permitted by Section 7.5 (other than Section 7.5(g)).
     (b) Engage in any sale-leaseback, synthetic lease or other similar transactions involving any of the assets of any of the Principal Companies or the Subsidiary Guarantors.
     (c) Change its name as it appears in official filings in the state of its incorporation or other organization; change its chief executive office, principal place of business, corporate offices, or the location of its records concerning the Collateral; change the type of entity that it is; change its organizational identification number, if any, issued by its state of incorporation or other organization; or change its state of incorporation or organization, in each case, without at least thirty (30) days prior written notice to the Administrative Agent and provided that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection of any Liens in favor of the Administrative Agent in any Collateral, has been or shall be completed or taken within thirty (30) days after the Administrative Agent’s request therefor.
     7.5. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete, worn out or surplus Property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement Property;
     (d) leases or subleases in the ordinary course of business;
     (e) non-exclusive licenses or sub-licenses of intellectual property in the ordinary course of business;

     (f) Dispositions of Property by any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor;
     (g) Dispositions permitted by Section 7.4;
     (h) Dispositions of Excluded Subsidiaries; and
     (i) other Dispositions of Property by any Subsidiary Loan Party not otherwise permitted by any of the other clauses of this Section 7.5; provided, however, that the aggregate amount (determined for the Borrower and the Subsidiary Guarantors on a consolidated basis) of all of the Dispositions made in any Fiscal Year pursuant to this clause (i) shall not exceed $1,000,000;
provided, however, that any Dispositions pursuant to any of clauses (a) through (e) or clause (h) of this Section 7.5 shall be for fair market value.
     7.6. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; except:
     (a) the declaration and payment by the Parent Company of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of the Parent Company;
     (b) the declaration and payment by the Borrower of dividends or other distributions on its Equity Interests in the form of Permitted Equity Interests of the Borrower;
     (c) Restricted Payments in the form of cash distributions declared or paid by the Borrower on its Equity Interests in any Measurement Period:
     (i) for the purpose of paying, so long as substantially all of the proceeds thereof are promptly used by the Parent Company to pay, corporate overhead costs and expenses (including, without limitation, legal, auditing and accounting expenses and other similar expenses) that (A) have been incurred or sustained by (or are otherwise properly allocable to), and (B) will, in conformity with GAAP, be reflected as a charge in the statement of Consolidated Net Income, or capitalized in accordance with GAAP on the balance sheet, of the Borrower or any of its Subsidiaries for such Measurement Period or the immediately preceding Measurement Period; and
     (ii) for the purpose of paying, so long as substantially all of the proceeds thereof will actually and promptly be used by the Parent Company to pay, franchise taxes and federal, state and local income taxes, and interest and penalties with respect thereto, incurred or sustained by (or otherwise properly allocable to) the Borrower or any of its Subsidiaries and actually payable by the Parent Company or any of its Subsidiaries in such Measurement Period;
provided, however, that at the time of the payment of any such cash distributions, the proceeds of which are to be used for any of the purposes identified in clause (i) or clause (ii) of this paragraph (c):
     (A) immediately after giving effect to any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (c), the aggregate amount of all cash distributions so paid by the Borrower or any of its Subsidiaries in any Fiscal Year of the Borrower shall not exceed $400,000;
     (B) both immediately before and immediately after giving effect to any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (c), no Default shall be continuing or shall result therefrom; and
     (C) after giving effect to any such payment on a Pro Forma Basis as if such payment was made on the last day of the Measurement Period most recently ended, the Borrower shall not be in violation of any of the financial covenants (including the Consolidated Fixed Charge Coverage Ratio) contained in Section 7.10 applicable to such Measurement Period; and
provided, further, however, that the limitation set forth in clause (A) of this paragraph (c) shall not be applicable if, at the time of any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (c), the Consolidated Leverage Ratio with respect to the Parent Company and its Subsidiaries as of the last day of each of the last two consecutive Fiscal Quarters for which the Administrative Agent shall have received a Compliance Certificate shall be less than 2.50:1.00;
For purposes of this Agreement, the term “Borrower Overhead Expense Items” means, with respect to any Measurement Period, collectively, (1) the corporate overhead costs and expenses (described in clause (i) of this paragraph (c)) that (x) have been incurred or sustained by (or are otherwise properly allocable to), and (y) will, in conformity with GAAP, be reflected as a charge in the statement of Consolidated Net Income, or capitalized in accordance with GAAP on the balance sheet, of the Borrower or any of its Subsidiaries for such Measurement Period or the immediately preceding Measurement Period, and (2) the franchise taxes and federal, state and local income taxes and interest and penalties with respect thereto (described in clause (ii) of this paragraph (c)) that are incurred or sustained by (or otherwise properly allocable to) the Borrower or any of its Subsidiaries and that are actually payable by the Parent Company or any of its Subsidiaries in such Measurement Period;
     (d) Restricted Payments in the form of cash distributions declared or paid by the Borrower on its Equity Interests in any Measurement Period:
     (i) for the purpose of paying, so long as substantially all of the proceeds thereof are promptly used by the Parent Company to pay, corporate overhead costs and expenses (including, without limitation, legal, auditing and accounting expenses and other similar expenses, but, in any event, excluding all Borrower Overhead Expense Items) incurred or sustained by (or otherwise properly allocable to) the Parent Company in the ordinary course of its business during such Measurement Period or the immediately preceding Measurement Period; and
     (ii) for the purpose of paying, so long as substantially all of the proceeds thereof will actually and promptly be used by the Parent Company to pay, franchise taxes and federal, state and local income taxes, and interest and penalties with respect thereto, incurred or sustained by (or otherwise properly allocable to) the Parent Company and actually payable by the Parent Company in such Measurement Period (but, in any event, excluding all Borrower Overhead Expense Items);
provided, however, that no such Restricted Payments shall be made until the earlier of June 30, 2007 or when the unrestricted cash and cash equivalents of the Parent Company on a stand alone basis are less than $500,000; and, provided, further, that, at the time of the payment of any such cash distributions the proceeds of which are to be used for any of the purposes identified in clause (i) or clause (ii) of this paragraph (d):
     (A) immediately after giving effect to any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (d), the aggregate amount of all cash distributions so paid by the Borrower or any of its Subsidiaries in any Fiscal Year of the Borrower shall not exceed the maximum amount of Parent Company Overhead Expense Items permitted for such Fiscal Year by Section 7.10(e);
     (B) both immediately before and immediately after giving effect to any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (d), no Default shall be continuing or shall result therefrom;
     (C) after giving effect to any such payment on a Pro Forma Basis, as if such payment was made on the last day of the period of twelve (12) consecutive calendar months then most recently ended (in this clause (C), the “TTM Test Period”), the Borrower shall not be in violation of any of the financial covenants (including the Consolidated Fixed Charge Coverage Ratio) contained in Section 7.10 applicable to the Measurement Period in which such TTM Test Period falls; and
     (D) the Borrower shall have delivered to the Administrative Agent a compliance certificate, in a form reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of each of the Principal Companies, containing financial information showing that after giving effect to such payment on a Pro Forma Basis, as if such payment was made on the last day of the TTM Test Period, the Borrower will not be in violation of any of the financial covenants contained in Section 7.10 applicable to the Measurement Period in which such TTM Test Period falls; and
provided, further, however, that the limitation set forth in clause (A) of this paragraph (d) shall not be applicable if, at the time of any payment of such cash distributions pursuant to clause (i) or (ii) of this paragraph (d), the Consolidated Leverage Ratio with respect to the Parent Company and its Subsidiaries as of the last day of each of the last two consecutive Fiscal Quarters for which the Administrative Agent shall have received a Compliance Certificate shall be less than 2.50:1.00;
For purposes of this Agreement, the term “Parent Company Overhead Expense Items” means, with respect to any Measurement Period, collectively, (1) the corporate overhead costs and expenses (all as described in clause (i) of this paragraph (d)) that are incurred or sustained by (or otherwise properly allocable to) the Parent Company for such Measurement Period, and (2) the franchise taxes and federal, state and local income taxes and interest and penalties with respect thereto (all as described in clause (ii) of this paragraph (d)) that are incurred or sustained by (or otherwise properly allocable to) the Parent Company and that are actually payable by the Parent Company in such Measurement Period;
     (e) the payment of the WL Earn-Out Amount by the Borrower; provided, however, that: (i) the WL Earn-Out Amount so paid shall not exceed $2,500,000 in the aggregate; (ii) the WL Earn-Out Amount shall be paid by the Borrower strictly in accordance with the terms of, and when due and payable under, Section 2.6 of the WL Purchase Agreement (as in effect on the Closing Date); and (iii) both immediately before and immediately after giving effect to the payment of the WL Earn-Out Amount by the Borrower, no Default shall be continuing or shall result therefrom;
     (f) the declaration and making by any Subsidiary of the Borrower of any dividends or other distributions on the Equity Interests of such Subsidiary; and
     (g) the repurchase by the Parent Company of shares of its common stock pursuant to employee benefit and incentive plans and agreements with employees in an aggregate amount not in excess of $100,000 in any Fiscal Year.
     7.7. Changes in Nature of Business; etc.
     (a) Engage in any material line of business substantially different from (i) the lines of business conducted by the Principal Companies on the Closing Date after completion of the WL Acquisition, and (ii) such other lines of business that in the good faith judgment of the Principal Companies are reasonably related, ancillary or complementary to such lines of business; .
     (b) Except as otherwise permitted by Section 7.4 or Section 7.5, make any changes in its capital structure as described in Section 5.16 of the Disclosure Schedule, or issue or sell any Equity Interests or revise any of the terms of its outstanding Equity Interests; provided, however, that (i) the Parent Company may issue or sell its Equity Interests so long as (A) such Equity Interests constitute Permitted Equity Interests, and (B) no Change in Control occurs after giving effect thereto; and (ii) the Parent Company and the Borrower may issue Permitted Equity Interests if and to the extent permitted by clauses (a) and (b) of Section 7.6.
     (c) The Parent Company shall not engage in any trade or business, except for any business described in Section 5.16(b) of the Disclosure Schedule, own any material assets (other than Equity Interests in the Excluded Subsidiaries, Equity Interests in the Borrower and other Subsidiary Loan Parties, and cash or cash equivalents), or incur any Indebtedness (other than any Indebtedness of the Parent Company outstanding on the Closing Date or otherwise expressly permitted by the terms hereof or the Obligations).
     (d) Engage in any Swap Contracts involving commodity options, futures contacts or other similar transactions, except solely in the ordinary course of its business to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.
     7.8. Transactions with Affiliates. Enter into any transactions of any kind with any Affiliates of the Borrower, other than (a) transactions in the ordinary course of business on fair and reasonable terms at least as favorable to each of the Principal Companies and the other Loan Parties as would be obtainable by each such Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) Restricted Payments expressly permitted by Section 7.6; (c) the WL Transaction Documents; (d) the Affiliate Transactions identified and described in Section 5.15 of the Disclosure Schedule; (e) usual and customary indemnification arrangements for the benefit of managers, directors and officers; (f) payment of customary directors’ fees and expenses; and (g) employment agreements and employee benefit and compensation plans.
     7.9. Burdensome Agreements. Enter into any Contractual Obligations (other than this Agreement or any other Loan Document) that (a) limits in any material respect the ability (i) of any of the Loan Parties to make Restricted Payments to the Borrower or any of the Subsidiary Guarantors or otherwise to transfer any the Property to the Borrower or any of the Subsidiary Guarantors, (ii) of any of the Loan Parties to Guarantee any of the Indebtedness of the Borrower or any of the Subsidiary Guarantors, or (iii) of any of the Loan Parties to create, incur, assume or suffer to exist Liens on any Property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.3(e), solely to the extent any such negative pledge relates solely to the Property financed by or the subject of such Indebtedness; or (b) requires the grant of any Lien to secure any obligation of such Person if any Lien is granted to secure another obligation of such Person.

     7.10. Financial Covenants.
     (a) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower and the other Subsidiary Loan Parties for any Measurement Period ending during any period identified below to be less than the amount set forth below opposite such period:

Period	Minimum Consolidated EBITDA
04/01/06 through 06/30/06	$1,700,000
07/01/06 through 09/30/06	2,900,000
10/01/06 through 12/31/06	4,150,000
01/01/07 through 03/31/07	4,250,000
04/01/07 through 06/30/07	4,300,000
07/01/07 through 09/30/07	4,400,000
10/01/07 through 12/31/07	4,500,000
01/01/08 through 06/30/08	4,775,000
07/01/08 through 12/31/08	5,000,000
01/01/09 and thereafter	5,250,000
For purposes of this covenant, the term “Measurement Period” shall mean, with respect to the three periods ending June 30, September 30 and December 31, 2006, respectively, (i) the six-month period beginning January 1, 2006 and ending June 30, 2006, (ii) the nine-month period beginning January 1, 2006 and ending September 30, 2006, and (iii) the twelve-month period beginning January 1, 2006 and ending December 31, 2006, respectively.
     (b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio with respect to the Borrower and the other Subsidiary Loan Parties as of the last day of any Measurement Period ending during or on the last day of any period identified below to exceed the ratio set forth below opposite such period:

Period	Ratio
Closing Date through 06/30/06	3.50:1.00
07/01/06 through 09/30/06	3.00:1.00
10/01/06 through 12/31/06	2.65:1.00
01/01/07 through 03/31/07	2.50:1.00
04/01/07 through 06/30/07	2.25:1.00
07/01/07 through 09/30/07	2.25:1.00
10/01/07 through 12/31/07	2.00:1.00
01/01/08 through 06/30/08	1.75:1.00
07/01/08 through 12/31/08	1.75:1.00
01/01/09 and thereafter	1.35:1.00
     (c) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio with respect to the Borrower and the other Subsidiary Loan Parties as of the last day of any Measurement Period ending during any period identified below to be less than the ratio set forth opposite such period identified below:

Period	Ratio
04/01/06 through 03/31/07	2.00:1.00
04/01/07 through 06/30/07	1:50:1.00
07/01/07 and thereafter	1.25:1.00
     (d) Maximum Consolidated Capital Expenditures. Permit the aggregate amount of the Consolidated Capital Expenditures of the Borrower and the other Subsidiary Loan Parties for any Fiscal Year identified below to exceed $250,000 per Fiscal Year. The amount by which (i) the maximum amount of Consolidated Capital Expenditures permitted for any Fiscal Year, as provided above in this paragraph (d), shall exceed (ii) the actual Consolidated Capital Expenditures of the Borrower and the other Subsidiary Loan Parties for such Fiscal Year, may be carried over for expenditure solely in the next succeeding Fiscal Year; provided that Capital Expenditures made by the Borrower and the other Subsidiary Loan Parties in any Fiscal Year shall be deemed to have been made, first, in respect of the maximum amounts permitted for such Fiscal Year, as provided in the table above, and, second, in respect of the amounts carried over from the prior Fiscal Year pursuant to the foregoing provisions of this sentence. For purposes of this paragraph (d), the Consolidated Capital Expenditures of the Borrower and the other Subsidiary Loan Parties for any Fiscal Year shall not include: (A) any Capital Expenditures made in such Fiscal Year with the proceeds from the issue of any Permitted Equity Interests of the Parent Company; (B) expenditures made in such period in connection with the replacement, substitution or restoration of assets (1) if and to the extent financed from insurance proceeds received on account of any loss of or damage to the assets being replaced or restored, or (2) with awards of compensation arising from the taking or the threat of taking by eminent domain or condemnation of the assets being replaced; (C) the purchase price of equipment that is purchased in such period simultaneously with the trade-in of existing equipment, but only if and to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; or (D) the purchase of plant, property and equipment made in such period and within 365 days of any Disposition, but only up to the amount of the proceeds of such Disposition.
     (e) Maximum Corporate Overhead. Permit the Parent Company Overhead Expense Items for any Measurement Period falling on or after December 31, 2006 to exceed $2,200,000 in the aggregate. For purposes of this paragraph (e), the Parent Company Overhead Expense Items for any Measurement Period shall be determined on a stand alone basis for the Parent Company in accordance with GAAP, and shall exclude (i) all Borrower Overhead Expense Items for such Measurement Period, (ii) any non-cash charges and expenses related to stock-based compensation awards made by the Parent Company and its Subsidiaries, and (iii) any other extraordinary, unusual or non-recurring non-cash charges and expenses of any type or nature that do not represent cash items in such period or any future period.
     7.11. WL Transaction Documents; etc. Consent to, or otherwise enter into or permit, any material amendment, supplement or other modification of any of the WL Transaction Documents, if such amendment, supplement or modification of any of such WL Transaction Documents (a) shall have, or (as the case may be) could reasonably be expected to have, any Material Adverse Effect, or (b) shall include any material term, covenant or other provision, or shall otherwise effect any change, that conflicts with any of the material terms, covenants or other provisions of this Agreement or any of the other Loan Documents.
     7.12. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES
     8.1. Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any of the Principal Companies or other Loan Parties fails to pay (i) when and as required to be paid hereunder, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any other Obligation or any Fee due under any of the Loan Documents, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. Any of the Principal Companies or other Loan Parties fails to perform or observe any term, covenant or agreement contained in any of Section 6.3(a), 6.5(a) or 6.11 or Article 7, or any other Event of Default occurs under any of the other Loan Documents; or
     (c) Other Defaults. Any Loan Party (i) fails to deliver financial statements to the Administrative Agent in compliance with Section 6.1, and such failure shall continue for more than fifteen (15) days; or (ii) any Loan Party fails to perform or observe any other term, covenant or agreement (not otherwise specified in subclause (i) or in paragraph (a) or paragraph (b) above) contained in any Loan Document on its part to be performed or observed, and such failure continues for more than thirty (30) days after the earlier to occur of (A) the date on which any Responsible Officer of any Loan Party shall obtain knowledge thereof, or (B) the date on which the Borrower shall receive written notice thereof from the Administrative Agent or any of the Lenders; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any of the Principal Companies or other Loan Parties herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or
     (e) Cross-Default. (i) Any of the Loan Parties (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but, in all cases, after the expiration of any applicable grace period) in respect of any Indebtedness or Guarantee (other than Obligations hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other term, covenant, agreement or condition relating to any such Indebtedness or Guarantee having an aggregate principal amount (determined as provided in clause (A)) exceeding the Threshold Amount or contained in any Instrument evidencing, securing or relating thereto, or any other event occurs (but, in all cases, after the expiration of any applicable grace period), the effect of which default or other event is to cause, or to permit any holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or any trustee or agent on behalf of any such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any of the Principal Companies or their Subsidiaries is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as so defined) under such Swap Contract as to which any of the Principal Companies or their Subsidiaries is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by any of the Principal Companies or their Subsidiaries as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings; etc. Any of the Loan Parties institutes or consents to the institution of any Insolvency Proceedings under any Debtor Relief Law, or makes any assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any such Person, and the appointment continues undischarged or unstayed for more than sixty (60) calendar days; or any Insolvency Proceedings under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for more than sixty (60) calendar days, or any order for relief is entered in any such Insolvency Proceeding and not stayed; or
     (g) Inability to Pay Debts; Attachment. (i) Any of the Loan Parties becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or
     (h) Judgments. There is entered against any of the Loan Parties (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order (except to the extent commencement of such enforcement proceedings is in violation of an order staying enforcement), or (B) there is any period of more than sixty (60) consecutive calendar days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (A) Any ERISA Event occurs with respect to any Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any of the Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any of the Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the payment and satisfaction in full and in cash of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or
     (k) Change in Control. There occurs any Change in Control.
     8.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the Commitments of each Lender to make any Loans to be terminated in full, whereupon such Commitments shall be terminated in full;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any of the other Loan Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Principal Companies; and
     (c) exercise on behalf of itself and each of the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any of the Principal Companies under the Bankruptcy Code, all of the Commitments and other obligations of each Lender to make Loans shall automatically terminate in full, and the unpaid principal amount of all outstanding Loans and all interest and all of the other Obligations as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
     8.3. Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans and other Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.2), any amounts received on account of any of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Lender Counterparties (including Attorney Costs and amounts payable under Article 3), ratably among the Lenders and the Lender Counterparties in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans or on any of the other Obligations, ratably among Lenders and the Lender Counterparties in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth payable to them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and in cash, to the Borrower or as otherwise required by Applicable Law.
ARTICLE 9
ADMINISTRATIVE AGENT.
     9.1. Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints NewStar Financial to act on its behalf as the Administrative Agent hereunder and under each of the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and none of the Principal Companies or other Loan Parties shall have any rights as a third party beneficiary of any of such provisions.
     9.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any of the Principal Companies, their Subsidiaries or their Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to any of the Lenders.
     9.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by any of the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in any of the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law;
     (c) shall not, except as expressly set forth herein or in any of the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Principal Companies or their Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and
     (d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by any of the Principal Companies or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any of the other Loan Documents, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other Instrument, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, Instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loans that by its terms must be fulfilled to the satisfaction of any Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.5. Delegation of Duties. The Administrative Agent may perform any or all of its duties and exercise its rights and powers hereunder or under any of the other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and such sub-agents may perform any or all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article 9 shall apply to each such sub-agent and to the Related Parties of each of the Administrative Agent and such sub-agents, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
     9.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to each of the Lenders and the Principal Companies. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of each of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, however, that if the Administrative Agent shall notify the Principal Companies and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice, and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each of the Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under each of the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.6). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Principal Companies and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
     9.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.8. No Other Duties; etc. Anything herein to the contrary notwithstanding, none of the Lenders holding a title listed on the cover page hereof shall have, with respect to any such title, any powers, duties or responsibilities of any kind under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent hereunder.
     9.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loans or other Obligations shall then be due and payable as herein provided or by declaration or otherwise, and irrespective of whether the Administrative Agent shall have made any demand on any of the Principal Companies or other Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claims for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to each of the Lenders and the Administrative Agent under Section 2.9, Section 3.5 and Section 10.4) allowed in such Insolvency Proceeding or judicial proceeding; and
     (b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such Insolvency Proceeding or judicial proceeding is hereby authorized by each of the Lenders to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due Agent under Sections 2.9, 3.5 and 10.4. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any of the Lenders any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any of the Lenders or to authorize the Administrative Agent to vote in respect of the claim of any of the Lenders in any such proceeding.
     9.10. Guaranty Agreement Matters. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any of the Guarantors from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Borrower or the Parent Company as a result of any transactions permitted hereunder. Upon request by the Administrative Agent at any time, each of the Lenders will confirm in writing the Administrative Agent’s authority to release any of the Guarantors from its obligations under the Guaranty Agreement pursuant to this Section 9.10.
     9.11. Collateral Matters.
     (a) Each of the Lenders hereby irrevocably authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of such Lender. Each of the Lenders hereby agrees, and each holder of any of the Notes by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized by and binding upon each of the Lenders. The Administrative Agent is hereby authorized (but not obligated) on behalf of each of the Lenders, without the necessity of any notice to or further consent from any of the Lenders from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.
     (b) Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its option and in its discretion:
     (i) to release any Liens on any Property granted to or held by the Administrative Agent under any Loan Document (A) upon termination in full of all of the Commitments and payment in full and in cash of all of the Obligations (other than contingent indemnification obligations), (B) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of any Event of Default; and

     (ii) to subordinate any Liens on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Liens on such Property that is permitted by this Agreement or any other Loan Document.
Upon request by the Administrative Agent at any time, each of the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.
     (c) Subject to paragraph (b) above, the Administrative Agent shall (and is hereby irrevocably authorized by each of the Lenders to) execute such Instruments as may be necessary to evidence the release or subordination of the Liens granted to the Administrative Agent for the benefit of the Administrative Agent and the Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty, and (ii) such release or subordination shall not in any manner discharge, affect or impair any of the Obligations or any of the Liens upon (or Obligations of any of the Principal Companies or other Loan Parties in respect of) any of the interests retained by any of the Principal Companies or other Loan Parties, including the proceeds of the Disposition, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.
     (d) The Administrative Agent shall have no obligations whatsoever to any of the Lenders, or other Persons to assure that the Collateral exists or is owned by any of the Principal Companies or other Loan Parties or is cared for, protected or insured, it being understood and agreed that, in respect of the Collateral, or any act, omission or event related thereto, the duties and obligations of the Administrative Agent shall be subject always to the provisions of Section 9.3.
     (e) Each of the Lenders hereby appoints each of the other Lenders as agent for the purpose of perfecting Lenders’ security interests in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any of the Lenders (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefore, shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
ARTICLE 10
MISCELLANEOUS
     10.1. Amendments; etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any of the Principal Companies or other Loan Parties therefrom, shall be effective unless in writing signed by the Required Lenders and the Principal Companies or the applicable Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase any of the Commitments of any of the Lenders (or reinstate any of the Commitments terminated pursuant to Section 8.2) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding any mandatory prepayments pursuant to Section 2.6) of principal, interest, Fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of the Lender entitled to such payment;
     (c) reduce the principal of, or the rate of interest specified herein on, any of the Loans, any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary (i) to waive any Obligations of the Borrower to pay interest at a default rate pursuant to Section 2.8(c) or to change the amount of such default rate, or (ii) to amend any financial covenant hereunder (or any defined term used therein), even if the effect of any such amendment would be to reduce the rate of interest on any of the Loans or to reduce any Fees payable hereunder;
     (d) change Section 2.13 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (e) change any provision of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (f) release any Guarantor from the Guaranty Agreement or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions, except in accordance with the terms of this Agreement or any other Loan Document, without the written consent of each Lender;
and, provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that none of the Commitments of such Lender may be increased or extended without the written consent of such Lender.

     10.2. Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any of the Principal Companies or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2 ; and
     (ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or (as the case may be) Schedule 10.2.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
     (b) Electronic Communications. Notices and other communications to Lenders under this Agreement or any of the other Loan Documents may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article 2 by electronic communication. The Administrative Agent or any of the Principal Companies may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address; etc. Each of the Principal Companies and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each of Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.
     (d) Reliance by Agent and Lenders. Each of the Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. The Borrower shall indemnify the Administrative Agent and the Lenders and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that any such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of such indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.3. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.4. Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the Attorney Costs for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of any of the provisions hereof or thereof (whether or not any of the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent or any of the Lenders or Lender Counterparties (including the Attorney Costs for the Administrative Agent or any of the Lenders or Lender Counterparties) in connection with the enforcement or protection of its rights or remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.4, or (B) in connection with any of the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout or restructuring in respect of such Loans.
     (b) Indemnification by the Borrower. Without duplication of any indemnification provided in compliance with the provisions of Article 3, the Borrower shall indemnify each of the Administrative Agent (and any sub-agent thereof), the Lenders and the Lender

Counterparties, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses (including the Attorney Costs for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party (other than another Indemnitee) or by any of the Principal Companies or other Loan Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any Instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of any of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of any of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any of the Loan Parties, or any Environmental Liability related in any way to any of the Loan Parties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any of the Principal Companies or other Loan Parties, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (B) result from a claim brought by any of the Principal Companies or other Loan Parties against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Principal Company or Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders and other Secured Parties. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.4 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each of the Lenders and other Secured Parties severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Person’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders and other Secured Parties under this paragraph (c) are subject to the provisions of Section 2.12(e).
     (d) Waiver of Consequential Damages; etc. To the fullest extent permitted by Applicable Law, none of the parties hereto shall assert, and each of the parties hereto hereby waives, any claim against any other party hereto on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any Instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of any of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless such damages resulted from the gross negligence or willful misconduct of such Indemnitee.
     (e) Payments. All amounts due under this Section 10.4 shall be payable not later than ten (10) Business Days after demand therefor.
     (f) Survival. The agreements in this Section 10.4 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.
     10.5. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.6. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Principal Companies or other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.6, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it, and except in the case of an assignment to any Lender or an Affiliate of any Lender, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $250,000 unless, so long as no Event of Default has occurred and is continuing, each of the Administrative Agent and the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) except in the case of an assignment to any Lender or an Affiliate of any Lender, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned; (iii) so long as no Event of Default has occurred and is continuing, any assignment of any Commitments must be approved by the Administrative Agent and the Borrower (each such approval not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with, unless the Administrative Agent shall otherwise agree, a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.6, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request and following the delivery to the Administrative Agent of the original Note issued to the assignor Lender, if any, the Borrower (at its expense) shall execute and deliver a replacement Note to the assignee Lender. Any assignment or transfer by any Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.6.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Principal Companies, shall maintain at the Administrative Agent’s Office a copy of each

Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Principal Companies, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Principal Companies, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, any of the Principal Companies or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Person that is not a United States person (as defined in Section 7701(a)(30) of the Code)) (each, a “Participant”) in all or any portion of such Lender’s rights and/or obligations under this Agreement (including all or any portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) each of the Principal Companies, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or Instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or Instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (c), (d) or (e) of Section 10.1 that affects such Participant. Subject to paragraph (e) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender or its Affiliate, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any financial institution providing financing to such Lender or its Affiliate; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Deemed Consent of Borrower. If the consent of the Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.6(b)), the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof has been delivered to the Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth Business Day.
     10.7. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) (i) to its Affiliates and to financial institutions providing financing to any of such Lenders or its Affiliates, and (ii) to its and their respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made under subclause (i) or (ii) of this clause (a) will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any rights or remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of any rights or remedies hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.7, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Loan Parties and its obligations, (g) with the consent of the Borrowers, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.7, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party; provided, however, that, unless specifically prohibited by Applicable Law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof or subpoena for disclosure of any such non-public information prior to the disclosure of such Information. For purposes of this Section 10.7, “Information” means all information received from any of the Principal Companies or their Subsidiaries relating to any of the Principal Companies or their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lenders on a nonconfidential basis prior to disclosure by any of the Principal

Companies or their Subsidiaries, provided that, in the case of information received from any of the Principal Companies or their Subsidiaries after the date hereof, other than financial information and customer information (which shall in all cases be treated as confidential even if not specifically identified as such), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.7 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders acknowledges that (A) the Information may include material non-public information concerning the Principal Companies or their Subsidiaries, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information, and (C) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities law. The agreements in this Section 10.7 shall survive any assignment by any Lender, any sale of any participation by a Lender, any replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
     10.8. Rights of Setoff. If any Event of Default shall have occurred and be continuing, each of the Lenders and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any of the Principal Companies or other Loan Parties against any and all of the obligations of such Principal Companies or such Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Principal Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 10.8 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.9. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
     10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13. Replacement of Lenders. If (i) any Lender or any participant of such Lender requests compensation under Section 3.4, or (ii) if the Borrower is required to pay any additional amount to any Lender or any participant of such Lender or any Governmental Authority for the account of any Lender or any participant of such Lender pursuant to Section 3.1, or (iii) if any Lender is a Defaulting Lender, then the Borrower may, at its sole cost, expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:
     (a) such Lender shall, upon completion of such assignment, have received payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.1 or Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (b) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (c) such assignment does not conflict with any Applicable Laws or guidelines, directives or requests of, or agreements with, any Governmental Authority (whether or not having the force of law).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14. Governing Law; Jurisdiction; etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION.. EACH OF THE PRINCIPAL COMPANIES AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE PRINCIPAL COMPANIES OR OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE PRINCIPAL COMPANIES AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY

OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each of the Principal Companies, which information includes the name and address of each of the Principal Companies and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each of the Principal Companies in accordance with the Act.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

**Signature Pages to Credit Agreement follow**

     IN WITNESS WHEREOF, the parties hereto have caused this CREDIT AGREEMENT to be duly executed as of the date first above written.

The Borrower:

W LAB ACQUISITION CORP.

By:	/s/ Michael P. Muldowney

Name: Michael P. Muldowney
Title: CEO

The Parent Company:

NEXTERA ENTERPRISES, INC.

By:	/s/ Michael P. Muldowney

Name: Michael P. Muldowney
Title: President & CFO

The Administrative Agent:

NEWSTAR FINANCIAL, INC.

By:	/s/ Mark D. Cordes

Name: Mark D. Cordes
Title: Managing Director
**Signature Page to Credit Agreement follows**
***Signature Page to Credit Agreement***

The Lenders:

NEWSTAR CP FUNDING LLC

By:	NewStar Financial, Inc.,
as its designated Manager

	By:	/s/ Mark D. Cordes

Name: Mark D. Cordes
Title: Managing Director

NEWSTAR WAREHOUSE FUNDING 2005 LLC

By:	NewStar Financial, Inc., as its Manager

	By:	/s/ Mark D. Cordes

Name: Mark D. Cordes
Title: Managing Director
***Signature Page to Credit Agreement***